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EXHIBIT (b)(1)

CDN.$800,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF 15 MARCH 1997

BETWEEN:

ROGERS CANTEL INC.

as Borrower

-and -

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders

-and -

THE BANK OF NOVA SCOTIA

as Administrative Agent for the Lenders

BORDEN & ELLIOT

TORY TORY DESLAURIERS & BINNINGTON

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

i

1.1.36	"Canadian Dollars", "Cdn. Dollars", "Cdn.$" or "$"	11
1.1.37	"Capital Expenditures"	11
1.1.38	"Capital Lease"	11
1.1.39	"Change in Control"	11
1.1.40	"Commitment"	11
1.1.41	"Consolidated Interest Expense"	11
1.1.42	"Consolidation"	11
1.1.43	"Credit"	11
1.1.44	"Debt"	11
1.1.45	"Default"	12
1.1.46	"Drawdown Date"	12
1.1.47	"Drawdown Notice"	13
1.1.48	"Effective Date"	13
1.1.49	"Equivalent Amount"	13
1.1.50	"Event of Default"	13
1.1.51	"Excluded Assets"	13
1.1.52	"Excluded Security"	13
1.1.53	"Federal Funds Effective Rate"	14
1.1.54	"Fee Agreement"	14
1.1.55	"Forecast"	14
1.1.56	"GAAP"	14
1.1.57	"Inter-Company Deeply Subordinated Debt"	14
1.1.58	"Inter-Company Subordinated Debt"	15
1.1.59	"Interest Payment Date"	15
1.1.60	"Interest Period"	15
1.1.61	"Investments"	15
1.1.62	"Lender"	15
1.1.63	"Lender's Proportion"	15
1.1.64	"LIBO Advance"	15
1.1.65	"LIBO Borrowing"	16
1.1.66	"LIBO Rate"	16
1.1.67	"Lien"	16
1.1.68	"Majority Lenders"	16
1.1.69	"Maturity Date"	16
1.1.70	"Obligations"	16
1.1.71	"Obligors"	16
1.1.72	"Operating Cash Flow"	17
1.1.73	"Operating Credit"	17
1.1.74	"Operating Lender"	17
1.1.75	"Original Bond"	17
1.1.76	"Original Bond Pledge Agreement"	17
1.1.77	"Original Credit Agreement"	17

	1.1.78	"Original Trust Indenture"	17
	1.1.79	"Permitted Encumbrances"	18
	1.1.80	"Person"	18
	1.1.81	"Preferred Shares"	18
	1.1.82	"Prime Lending Rate"	18
	1.1.83	"Prime Rate Advance"	19
	1.1.84	"Prime Rate Borrowing"	19
	1.1.85	"Pro Forma Debt Service"	19
	1.1.86	"Property"	20
	1.1.87	"Purchase Money Obligations"	20
	1.1.88	"Quarterly Reporting Documents"	20
	1.1.89	"RCI"	20
	1.1.90	"Reference Lenders"	21
	1.1.91	"Restricted Subsidiary"	21
	1.1.92	"Rogers"	21
	1.1.93	"Schedule 2 BA Lender"	21
	1.1.94	"Schedule 2 Bankers' Acceptance"	21
	1.1.95	"Schedule 2 Reference Lenders"	21
	1.1.96	"Section"	21
	1.1.97	"Security"	21
	1.1.98	"Senior Debt"	21
	1.1.99	"Senior Debt to Annualized Operating Cash Flow Ratio"	21
	1.1.100	"Stand-by Fee"	21
	1.1.101	"Subdebt Trust Indenture"	22
	1.1.102	"Subordinated Debt"	22
	1.1.103	"Subsidiary"	22
	1.1.104	"Supplier Obligations"	22
	1.1.105	"Swap Agreement"	22
	1.1.106	"Swap Guarantees"	22
	1.1.107	"Telecommunications Business"	22
	1.1.108	"Trust Indenture"	23
	1.1.109	"Trustee"	23
	1.1.110	"U.S. Dollars", "United States Dollars" and the symbol "U.S.$"	23
	1.1.111	"Unrestricted Subsidiary"	23
	1.1.112	"Wireless Communications Services"	23
	1.1.113	"Wireline Communications Services"	23
1.2	Headings and Table of Contents		23
1.3	Preamble Part of Agreement		23
1.4	Accounting Terms		23
1.5	Words and Phrases		23
1.6	Amendment and Restatement		24
1.7	Confirmation		24
1.8	Transitional Arrangements		24

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties	24

ARTICLE 3
THE CREDIT

3.1	Maximum Amount of the Credit	27
3.2	Nature of Credit	27
3.3	Voluntary Repayments under the Credit	27
3.4	Voluntary Reduction of Unused Available Commitment	27
3.5	Mandatory Reductions and Prepayments of the Credit	28
3.6	Availment Options	28
3.7	Minimum Amounts	28
3.8	Borrowings in Lender's Proportions	28
3.9	Conversions	29
3.10	Notice of Borrowings and Payments	30
3.11	Funding Borrowings	30
3.12	Application of Proceeds of Borrowings	31
3.13	Non-receipt of Funds by Agent	31
3.14	Limitation on Number of Transactions	31
3.15	Stand-by Fee	31
3.16	Agent's Fee	32
3.17	Calculation of Interest and Fees	32
3.18	Evidence of Indebtedness	32
3.19	Manner of Payments	32

ARTICLE 4
ADVANCES AND BANKERS' ACCEPTANCES

4.1	Prime Rate Advances		33
4.2	Base Rate Advances		33
4.3	LIBO Advances		34
4.4	Provisions Respecting Bankers' Acceptances.		36
	4.4.1	Presentation and Form of Bankers' Acceptances	36
	4.4.2	Maturity of Bankers' Acceptances	36
	4.4.3	Lender's Proportions	36
	4.4.4	Schedule 2 BA Settlement Procedures	37
	4.4.5	Sale of Bankers' Acceptances	37
	4.4.6	Payment of Bankers' Acceptances	37
	4.4.7	Deemed Prime Rate Advance	38
	4.4.8	Prohibited Use of Bankers' Acceptances	38

	4.4.9	Waiver	38
	4.4.10	Degree of Care	38
	4.4.11	Indemnity	38
	4.4.12	Obligations Absolute	38
4.5	Payment of Bankers' Acceptance Fee		39

ARTICLE 5
ADDITIONAL DEBT

5.1	Inter-Company Subordinated Debt	39
5.2	Inter-Company Deeply Subordinated Debt	39
5.3	Senior Debt	39
5.4	Subordinated Debt	40

ARTICLE 6
PREDISBURSEMENT CONDITIONS

6.1	Conditions Precedent to the Initial Utilization of the Credit	40
6.2	Conditions Precedent to all Utilizations of the Credit	41
6.3	Waiver	41
6.4	Security	41

ARTICLE 7
COVENANTS

7.1	Covenants of the Borrower		42
	7.1.1	Payments, etc	42
	7.1.2	Operation of Business	42
	7.1.3	Inspection of Records, etc	42
	7.1.4	Insurance	43
	7.1.5	Licenses, etc	43
	7.1.6	Financial Statements	43
	7.1.7	Annual Budget	43
	7.1.8	Quarterly Reporting Documents	43
	7.1.9	Material Changes from Budget, etc	43
	7.1.10	Security Review	44
	7.1.11	Purchase Money and Supplier Obligations	44
	7.1.12	Changes to Licenses, etc	45
	7.1.13	Investments	45
	7.1.14	Annualized Operating Cash Flow to Pro Forma Debt Service Ratio	46
	7.1.16	Operating Cash Flow to Consolidated Interest Expense Ratio	47
	7.1.17	Debt to Annualized Operating Cash Flow Ratio	47

v

	7.1.18	Dividends and Distributions	48
	7.1.19	Transactions with Affiliates re Fixed Property	49
	7.1.20	Encumbrances	49
	7.1.21	Statutory Payments and Withholdings	49
	7.1.22	Business	49
	7.1.23	Dispositions of Assets	49
	7.1.24	Amalgamation, etc	50
	7.1.25	Currency Hedging	50
	7.1.26	Ranking of Security	51
	7.1.27	Material Change	51
	7.1.28	Capital Expenditures	51
	7.1.29	Fiscal Year End	51
	7.1.30	Permits, etc	51
	7.1.31	Modifications, etc. to Subordinated Debt	51
	7.1.32	Defeasance	52
	7.1.33	Limitation of Investment in Wireline Communications Services	52
7.2	Financial Covenant Acknowledgement		52

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

8.1	Events of Default	53
8.2	Acceleration and Termination of Rights	55
8.3	Payment of Bankers' Acceptances	55
8.4	Remedies Cumulative	56
8.5	Set-Off or Compensation	56

ARTICLE 9
THE AGENT AND THE LENDERS

9.1	Authorization of Agent	57
9.2	Disclaimer of Agent	57
9.3	Repayment by Lenders to Agent	57
9.4	Obligation of Agent	58
9.5	Reliance by Agent	58
9.6	Business of Agent	58
9.7	Acknowledgement of Lenders	58
9.8	Indemnification of Agent	58
9.9	Sharing Among the Lenders	59
9.10	Taking and Enforcement of Security	59
9.11	Successor Agent	59
9.12	Provisions Operative Between Lenders and Agent Only	60

ARTICLE 10
EXPENSES, TAXES AND INCREASED COSTS

10.1	Expenses and Indemnity	60
10.2	Increased Costs	61
10.3	Interest on Certain Overdue Amounts	62
10.4	Payment of Certain Amounts	62

ARTICLE 11
NOTICE

11.1	Address for Notice	63

ARTICLE 12
GOVERNING LAW AND JUDGMENT CURRENCY

12.1	Governing Law	63
12.2	Judgment Currency	63

ARTICLE 13
ADDITIONAL LENDERS, SUCCESSORS AND ASSIGNS

13.1	Successors and Assigns	64

ARTICLE 14
RESTRICTED SUBSIDIARIES

14.1	Designation of Restricted Subsidiaries	65

ARTICLE 15
MISCELLANEOUS

15.1	Sharing of Information	66
15.2	Severability	67
15.3	Survival of Representations and Warranties	67
15.4	Amendment, Supplement or Waiver	67
15.5	Paramountcy of Credit Agreement	68
15.6	Waiver of Immunities	68
15.7	Set-Off	68
15.8	Time of the Essence	68
15.9	Further Assurances	68
15.10	Formal Date	68

15.11	Business Day	68
15.12	Counterparts	69
15.13	Term of Agreement	69
15.14	Entire Agreement	69

SCHEDULE A
COMPLIANCE CERTIFICATE

SCHEDULE B
SUBORDINATION PROVISIONS FOR INTER-COMPANY SUBORDINATED DEBT

SCHEDULE C
SUBORDINATION PROVISIONS FOR INTER-COMPANY DEEPLY
SUBORDINATED DEBT

SCHEDULE D
AGREEMENT OF RESTRICTED SUBSIDIARY

SCHEDULE E
NOTICE OF DRAWDOWN

SCHEDULE F
CERTAIN PERMITTED ENCUMBRANCES

SCHEDULE G
FORM OF CAPITAL EXPENDITURE CERTIFICATE

SCHEDULE H
OUTSTANDINGS

SCHEDULE I
ASSIGNMENT AND ACCEPTANCE

SCHEDULE J
CHANGE IN CONTROL PROVISIONS

        THIS AGREEMENT made as of the 15th day of March 1997.

B E T W E E N:

ROGERS CANTEL INC., a corporation incorporated under the Canada Business Corporations Act, having its registered office at 6315 Cote de Liesse, Ville St. Laurent, Quebec, Canada
(the "Borrower")
— and —

THE BANK OF NOVA SCOTIA
as Lender and Administrative Agent,
 THE TORONTO-DOMINION BANK
as Lender and Syndication Agent,
 CANADIAN IMPERIAL BANK OF COMMERCE
as Lender and Documentation Agent,
 ROYAL BANK OF CANADA
as Lender and a Managing Agent, and
 SOCIETE GENERALE (CANADA)
as Lender and a Managing Agent
together with such other lenders as become parties hereto pursuant to Section 13.1
(collectively, the "Lenders")
— and —
THE BANK OF NOVA SCOTIA, a Canadian chartered bank having its executive office at 44 King Street West, Toronto, Ontario, Canada, as agent for the Lenders
(when acting as administrative agent for the Lenders, the "Agent")

        WHEREAS a group of lenders including certain of the Lenders together with certain other financial institutions agreed to provide Rogers Cantel Inc. and Rogers Cantel Mobile Inc. with revolving/non-revolving term credits in an aggregate principal amount of up to Cdn.$500,000,000 (all or any part of which may be drawn in an Equivalent Amount in U.S. Dollars) upon and subject to the terms and conditions contained in a credit agreement dated as of 21 July 1993 which credit agreement was an amendment and restatement of a credit agreement dated as of 31 October 1991 as amended and supplemented by agreements dated as of 20 December 1991, 11 May 1992 and 15 July 1992 (collectively the "Original Credit Agreement");

        AND WHEREAS as security for the obligations arising under the Original Credit Agreement, the Borrower and each of the Restricted Subsidiaries agreed to provide and cause to be provided certain security as described in the Original Credit Agreement;

        AND WHEREAS the Borrower has requested that the Agent and the Lenders enter into this Agreement to restate and amend the terms of the Original Credit Agreement to provide the Borrower with a revolving/reducing term credit in a maximum principal amount of up to Cdn. $800,000,000 (all or any part of which may be drawn in an Equivalent Amount in U.S. Dollars) upon and subject to the terms and conditions contained in this Agreement;

        AND WHEREAS Rogers Cantel Inc. and Rogers Cantel Mobile Inc. were amalgamated on 1 January 1996 under the name Rogers Cantel Inc.;

        AND WHEREAS Rogers Cantel Inc., Rogers Personal Handiphone Inc. and Rogers Cantel Paging Inc. were amalgamated on 1 January 1997 under the name Rogers Cantel Inc.;

        AND WHEREAS the Borrower has agreed to confirm that the security provided under the Original Credit Agreement continues as security for the Obligations arising under this Agreement and has further agreed to take such other steps with respect thereto as are provided for in this Agreement.

        IN CONSIDERATION of the sum of TEN ($10.00) DOLLARS in lawful money of Canada and other good and valuable consideration now paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which being hereby acknowledged by each of the parties hereto), it is agreed as follows:

ARTICLE 1
DEFINITIONS

1.1 Certain Defined Terms. In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following capitalized terms shall have the meaning set forth:

1.1.1 "Accelerated Swap Obligations" means any and all amounts owing to a Person as determined under the counterparty calculations of a Swap Agreement upon a termination thereof.

1.1.2 "Additional Bonds" means a bond or bonds in addition to the Bond issued under the Trust Indenture.

1.1.3 "Additional Senior Debt" has the meaning assigned to that term in Section 5.3.

1.1.4 "Advance(s)" means any or all advances of money, as the context requires, made by a Lender to the Borrower pursuant to this Agreement and includes a Prime Rate Advance, a Base Rate Advance or a LIBO Advance.

1.1.5 "Affiliate(s)" has the meaning provided for in the Business Corporations Act (Ontario) as of the date of this Agreement.

1.1.6 "Affiliated Lender" means a Person who is affiliated with a Lender and a Person shall be deemed to be affiliated with a Lender if, but only if, one of them is a subsidiary of the other or both are subsidiaries of the same Person or each of them is controlled by the same Person.

1.1.7 "Agency Agreement" means the letter agreement dated 15 March 1997 between the Agent and the Borrower concerning fees payable to the Agent in connection with the administration of the Credit, as the agreement is amended, supplemented, restated and replaced from time to time.

1.1.8 "Agent" means The Bank of Nova Scotia when acting as administrative agent for the Lenders, or any successor administrative agent appointed hereunder.

1.1.9 "Agent's Branch of Account" means the International Banking Division of the Agent at the 14th Floor, 44 King Street West, Toronto, Ontario, Canada or such other branch or office of the Agent in Toronto, Ontario, Canada as the Agent may advise the Borrower in writing.

1.1.10 "Aggregate Outstandings" means, at any time, the sum expressed in Canadian Dollars of (i) the aggregate principal amount of all Prime Rate Advances, plus (ii) the Equivalent Amount in Canadian Dollars of the aggregate principal amount in U.S. Dollars of all Base Rate Advances and LIBO Advances outstanding at such time, plus (iii) the aggregate face amount of all Bankers' Acceptances outstanding at such time.

1.1.11 "Agreement", "Credit Agreement", "hereof", "herein", "hereto", "hereunder" or similar expressions mean this Agreement and the Schedules hereto, as amended, supplemented, restated or replaced from time to time.

1.1.12 "Annualized Operating Cash Flow" means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

1.1.13 "Applicable Law" means in respect of any Person all applicable provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies.

1.1.14 "Applicable Margin" means and shall be:

  (a)
  0.75% per annum in the case of any Prime Rate Advance or Base Rate Advance and 1.5% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Senior Debt to Annualized Operating Cash Flow Ratio has been reported as greater than or equal to 5.5 to 1; or

  (b)
  0.5% per annum in the case of any Prime Rate Advance or Base Rate Advance and 1.25% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Senior Debt to Annualized Operating Cash Flow Ratio has been reported as greater than or equal to 5.0 to 1 but less than 5.5 to 1; or

  (c)
  0.25% per annum in the case of any Prime Rate Advance or Base Rate Advance and 1% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Senior Debt to Annualized Operating Cash Flow Ratio has been reported as greater than or equal to 4.5 to 1 but less than 5.0 to 1; or

  (d)
  nil in the case of any Prime Rate Advance or Base Rate Advance and 0.75% per annum in the case of any LIBO Advance or Bankers' Acceptance if and for so long as the Senior Debt to Annualized Operating Cash Flow Ratio has been reported as less than 4.5 to 1.

Any change in the Applicable Margin from that then in effect shall have effect from and after the earliest of the third Business Day following the date:

  (i)
  that the most recent Quarterly Reporting Documents are delivered pursuant to Section 7.1.8 which evidence that a change in the Applicable Margin is required by virtue of the provisions hereof; or

  (ii)
  on which the most recent Quarterly Reporting Documents which evidence that a change in the Applicable Margin is so required should have been delivered pursuant to Section 7.1.8, where the Borrower has failed to deliver same;

provided however, should the Agent, on behalf of the Lenders, and the Borrower, determine that such calculation of the Senior Debt to Annualized Operating Cash Flow Ratio is incorrect, the Agent shall advise each of the Lenders of such error and the Borrower and the Lenders agree that, absent manifest error, the Applicable Margin shall be adjusted in accordance with the determination by the Agent and the Borrower and the party obligated to pay money pursuant to such calculation shall pay to the other the amount owing commencing from 3 Business Days after the date the Quarterly Reporting Documents containing such error was or was required to be provided, as set out above. The initial first calculation of the Applicable Margin pursuant to this Agreement shall be made using the calculations set out in the Quarterly Reporting Documents provided for the period ending 31 December 1996 and, for greater certainty; interest payable for the period prior to the date this Agreement is entered into will be calculated and payable based on the terms of the Original Credit Agreement.

1.1.15 "Assignment Agreement" means an agreement in the form of Schedule I to this Agreement.

1.1.16 "Available Commitment" means the aggregate of the Lenders' Commitments under the Credit.

1.1.17 "Back to Back Shares" means Preferred Shares that are issued after the Effective Date:

  (a)
  to the Borrower or a Restricted Subsidiary by one of its Affiliates in circumstances where, immediately prior to the issuance of such Preferred Shares, an Affiliate of the Borrower has loaned on an unsecured basis to the Borrower or Restricted Subsidiary, or an Affiliate of the Borrower has subscribed for Preferred Shares of the Borrower or Restricted Subsidiary in an amount equal to, the requisite subscription price for such Preferred Shares;

  (b)
  by the Borrower or a Restricted Subsidiary to one of its Affiliates in circumstances where, immediately after the issuance of such Preferred Shares, the Borrower or such Restricted Subsidiary has loaned the proceeds of such issuance to an Affiliate on an unsecured basis;

  (c)
  by the Borrower or a Restricted Subsidiary to one of its Affiliates in circumstances where, immediately after the issuance of such Preferred Shares, the Borrower or such Restricted Subsidiary has used the proceeds of such issuance to invest in Preferred Shares issued by an Affiliate; or

  (d)
  to the Borrower or a Restricted Subsidiary by one of its Affiliates in circumstances where, immediately after the issuance of such Preferred Shares, the Affiliate has used the proceeds of such issuance of Preferred Shares to invest in Preferred Shares issued by the Borrower or a Restricted Subsidiary and where immediately prior to all of the foregoing, the Borrower or a Restricted Subsidiary has loaned on an unsecured basis to a Restricted Subsidiary or the Borrower (as the case may be) an amount equal to the requisite subscription price for such Preferred Shares;

in each case on terms and in circumstances whereby:

  (i)
  the aggregate redemption amount applicable to the Preferred Shares issued to or by the Borrower or Restricted Subsidiary is identical:

  (A)
  in the case of (a) above, to the principal amount of the loan made or the aggregate redemption amount of the Preferred Shares subscribed for by such Affiliate prior to the issuance thereof;

  (B)
  in the case of (b) above, to the principal amount of the loan made to such Affiliate with the proceeds of the issuance thereof;

  (C)
  in the case of (c) above, to the aggregate redemption amount of the Preferred Shares subscribed for in such Affiliate with the proceeds of the issuance thereof; or

  (D)
  in the case of (d) above, to the aggregate redemption amount of the Preferred Shares subscribed for by such Affiliate with the proceeds of the Preferred Shares issued by such Affiliate to the Borrower or a Restricted Subsidiary and to the principal amount of the loan made by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary or the Borrower (as the case may be) prior to the issuance thereof;

  (ii)
  the dividend payment applicable to the Preferred Shares issued to or by the Borrower or Restricted Subsidiary will be made:

  (A)
  in the case of (a) above, immediately prior to the interest payment relevant to the loan made or the dividend payment on the Preferred Shares subscribed for by such Affiliate immediately prior to the issuance thereof;

  (B)
  in the case of (b) above, immediately after the interest payment relevant to the loan made to such Affiliate with the proceeds of the issuance thereof;

  (C)
  in the case of (c) above, immediately after the dividend payment on the Preferred Shares subscribed for in such Affiliate with the proceeds of the issuance thereof; or

    (D)
    in the case of (d) above, and where such dividends are paid on Preferred Shares issued by the Borrower or a Restricted Subsidiary, immediately prior to the dividend payment on the Preferred Shares issued to the Borrower or Restricted Subsidiary, (as the case may be) by such Affiliate with the proceeds of the issuance thereof, and such Affiliate dividend payment will be made immediately prior to the interest payment relevant to the loan made by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary or the Borrower (as the case may be);

  (iii)
  the amount of dividends provided for on any payment date in the share conditions attaching to the Preferred Shares issued:

  (A)
  to the Borrower or a Restricted Subsidiary in the case of (a) above, will be equal to or in excess of the amount of interest payable in respect of the loan made or the amount of dividends provided for in respect of the Preferred Shares subscribed for by such Affiliate prior to the issuance thereof;

  (B)
  by the Borrower or a Restricted Subsidiary in the case of (b) above, will be equal to or in excess of the amount of interest payable in respect of the loan made to such Affiliate with the proceeds of the issuance thereof;

  (C)
  by the Borrower or a Restricted Subsidiary in the case of (c) above, will be equal to the amount of dividends in respect of the Preferred Shares subscribed for in such Affiliate with the proceeds of the issuance thereof; or

  (D)
  in the case of (d) above, to the Borrower or a Restricted Subsidiary will be equal to the amount of dividends provided for in respect of the Preferred Shares issued by the Borrower or Restricted Subsidiary (as the case may be) to such Affiliate and both such payments will be equal to or in excess of the amount of interest payable in respect of the loan made by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary or the Borrower (as the case may be);

  (iv)
  no Default or Event of Default has occurred and is continuing at the time of the issuance of any such Preferred Shares, the borrowing of any such loan or the subscription for any such Preferred Shares by the Borrower or Restricted Subsidiary; and

  (v)
  before the execution by the Borrower, Restricted Subsidiary or Affiliates of any documentation relating to the issuance of any such Preferred Shares, the Lenders' counsel is satisfied, based on a review of the proposed documentation relating to the proposed issuance, that the proposed transaction will not be contrary to the provisions of this definition of Back to Back Shares.

1.1.18 "BA Discount Proceeds" means, in respect of any Schedule 2 Bankers' Acceptance, an amount calculated on the applicable Drawdown Date which is (rounded up to the nearest full cent, with one-half of one cent being rounded up) equal to the face amount of such Schedule 2 Bankers' Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the term of such Schedule 2 Bankers' Acceptance, as the case may be, and the denominator of which is 365 or 366, as the case may be, which calculated price will be rounded to the nearest multiple of 0.001%.

1.1.19 "BA Discount Rate" means, with respect to any Schedule 2 Bankers' Acceptance, the rate determined by the Agent as being the arithmetic average (rounded upward to the nearest multiple of 0.01%) of the discount rates, calculated on the basis of a year of 365 days and determined in accordance with normal market practice at or about 10:00 a.m. (Toronto time) on the applicable Drawdown Date, for bankers' acceptances of the Schedule 2 Reference Lenders having a comparable face amount and identical maturity date to the face amount and maturity date of such Schedule 2 Bankers' Acceptance.

1.1.20 "Bankers' Acceptance" means a draft or bill of exchange in Canadian Dollars drawn by the Borrower and accepted by a Lender pursuant to this Agreement.

1.1.21 "Bankers' Acceptance Fee" means a stamping fee calculated by multiplying the face amount of a Bankers' Acceptance by the Applicable Margin; provided that such fee shall be calculated for the period of time from and including the date of a Bankers' Acceptance to but not including the maturity date of such Bankers' Acceptance and calculated on the basis of the actual number of days elapsed based on a calendar year.

1.1.22 "Base Rate" means, at any time as regards any Lender, the greater of (a) the simple average of the annual rates of interest (expressed on the basis of a 360 day year) rounded upwards to the nearest 0.01% which each of the Reference Lenders establishes as its reference rate of interest in order to determine interest rates it will charge on that day for demand loans made by it in New York City in U.S. Dollars and being quoted as its "New York prime rate" or, in the case of The Bank of Nova Scotia, its "Base Rate New York", a variable per annum reference rate determined and adjusted by each of the Reference Lenders from time to time and (b) the Federal Funds Effective Rate plus 0.5% per annum. The Base Rate under paragraph (a) as regards any Lender shall be determined by the Agent upon the applicable quotations furnished to and received by the Agent from the Reference Lenders from time to time. For the purposes hereof, upon any change in the "New York prime rate" and/or the "Base Rate New York", such Reference Lender shall as soon as practicable thereafter advise the Agent as to its Base Rate under paragraph (a) as at the date of such change by telephone, telex, telegram, cable, or telecopier, which advice shall be conclusive and binding for all purposes absent manifest error. If any one or more of the Reference Lenders does not furnish a quotation of its Base Rate under paragraph (a) to the Agent at any time after it has changed from the previous quotation of such Base Rate under paragraph (a) received by the Agent, the Base Rate under paragraph (a) applicable to such Reference Lender shall be such previous quotation unless the Agent has actual notice of the Base Rate under paragraph (a) of such Reference Lender, in which event that rate shall be applied. The Agent shall give notice to the Borrower and each of the Lenders of the Base Rate from time to time quoted to it and such notice shall be conclusive and binding for all purposes absent manifest error.

1.1.23 "Base Rate Advance" means an Advance in U.S. Dollars under the Credit bearing interest as provided in Section 4.2 and includes a deemed Base Rate Advance as provided for in Sections 4.3 and 10.4.

1.1.24 "Base Rate Borrowing" means a Borrowing consisting of simultaneous Base Rate Advances, one made by each Lender through the Agent.

1.1.25 "Bond" means the senior secured bond in the principal amount of Cdn.$4,000,000,000 dated as of 15 March 1997 issued by the Borrower under the Trust Indenture and pledged pursuant to the Bond Pledge Agreement.

1.1.26 "Bond Pledge Agreement" means the bond pledge agreement dated as of 15 March 1997 and pursuant to which the Bond is pledged by the Borrower to and in favour of the Agent for and on behalf of itself and each of the Lenders.

1.1.27 "Bondholder" means a holder of a Bond or Bonds from time to time issued and outstanding under the Trust Indenture.

1.1.28 "Bonds" means collectively the Bond and any Additional Bonds from time to time issued and outstanding under the Trust Indenture.

1.1.29 "Borrower" means Rogers Cantel Inc., a corporation subsisting under the Canada Business Corporations Act, and its successors and permitted assigns.

1.1.30 "Borrower's Certificate" means a certificate signed by the Chairman of the Board, any Vice-Chairman of the Board, the President or any Vice-President or any other Director and by any other Vice-President, the Treasurer, the General Counsel or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Borrower certifying, to the best of their knowledge, information and belief, after due inquiry, the information required to be set forth in such certificate.

1.1.31 "Borrowing" means any utilization of the Credit by the Borrower (including a conversion or rollover) consisting of a Prime Rate Borrowing, a Base Rate Borrowing, a LIBO Borrowing, the acceptance by each Lender of one or more drafts or bills of exchange presented by the Borrower as Bankers' Acceptances, or any combination thereof.

1.1.32 "Branch of Account" means, with respect to each Lender, the branch of such Lender at the address set out below such Lender's name on the execution pages hereto (or any Assignment Agreement) or such other branch or office of a Lender as such Lender, through the Agent, may advise the Borrower in writing.

1.1.33 "Budget" means for any fiscal year the detailed financial budget and capital expenditures budget of the Borrower on a Consolidated basis, approved by the board of directors of the Borrower consisting of its balance sheet, its statement of income and retained earnings, its statement of changes in financial position and the number of its subscribers, on a monthly basis, and containing such other key operating data and relevant information as the Agent, on behalf of the Majority Lenders, may reasonably require, as such Budget may be amended from time to time.

1.1.34 "Business" means the operation by the Obligors, on a combined basis, of businesses or operations which provide Wireless Communications Services and Wireline Communications Services, and the sale or rental of related equipment and services for these aforementioned businesses and operations, provided that the Borrower's investment in Wireline Communications Services is limited in accordance with Section 7.1.33. In addition, Business shall include the expansion, enhancement and further development and construction of such aforementioned businesses and operations undertaken by the Obligors, on a combined basis, in accordance with the Budget, and such other corporate purposes as the Majority Lenders may from time to time agree to in writing.

1.1.35 "Business Day" means any day of the year other than Saturday, Sunday, a statutory holiday or other day on which banks are authorized or required by law to close in Toronto, Canada or New York City, United States of America and, where such term is used in connection with a LIBO Advance, in London, England.

1.1.36 "Canadian Dollars", "Cdn. Dollars", "Cdn.$" or "$" mean currency of Canada which at the time of payment is legal tender for the payment of public and private debts in Canada.

1.1.37 "Capital Expenditures" means for any period the gross amount recorded on the books and records of the Borrower on a Consolidated basis, for additions during such period to Property which would be required to be recorded as a fixed asset in accordance with GAAP.

1.1.38 "Capital Lease" means any lease of Property which, in accordance with GAAP, has been recorded as a capital lease.

1.1.39 "Change in Control" has the meaning defined in Schedule J to this Agreement.

1.1.40 "Commitment" means the several obligation of each Lender to make available to the Borrower in its Lender's Proportion a Portion of the Credit by way of one or more Advances and by way of the acceptance of drafts in Cdn. Dollars drawn by the Borrower as Bankers' Acceptances; the Commitment of each Lender as at the date of execution hereof is specified below that Lender's name on the signature pages to this Agreement.

1.1.41 "Consolidated Interest Expense" has the meaning assigned to that term in Section 7.1.16.

1.1.42 "Consolidation" means the consolidation of the accounts of each Restricted Subsidiary with those of the Borrower, if and to the extent the accounts of each such Restricted Subsidiary would normally be consolidated with those of the Borrower, all in accordance with GAAP; provided however "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary. The term "Consolidated" shall have a similar meaning.

1.1.43 "Credit" means the revolving/reducing term credit in aggregate of Cdn.$800,000,000 (all or any part of which may be drawn in an Equivalent Amount in U.S. Dollars) available to the Borrower upon and subject to the terms and conditions contained in this Agreement and as limited or reduced in accordance with the provisions of this Agreement.

1.1.44 "Debt" means without duplication and without regard to any interest component thereof the aggregate of all indebtedness of the Borrower, on a Consolidated basis, for borrowed money determined in accordance with GAAP, excluding:

  (a)
  Inter-Company Subordinated Debt (which Inter-Company Subordinated Debt shall, however, be counted as Debt for the purposes of Sections 7.1.13 and 7.1.18 and all Applicable Margin calculations);

  (b)
  Inter-Company Deeply Subordinated Debt;

  (c)
  Back to Back Shares, to the extent they would otherwise constitute Debt;

  (d)
  other indebtedness incurred in connection with the issuance of Back to Back Shares as contemplated in the definition of that term;

  (e)
  Excluded Assets, to the extent they would otherwise constitute Debt; and

  (f)
  trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business.

  For greater certainty and without limitation of the foregoing and without duplication, Debt shall include:

  (g)
  all indebtedness of the Borrower, on a Consolidated basis, for Purchase Money Obligations and Supplier Obligations;

  (h)
  all direct or indirect guarantees and indemnities of the Borrower, on a Consolidated basis, which in any way assure a creditor against loss in respect of indebtedness of any other Person for borrowed money or for the deferred purchase price of Property and related services rendered (if any), other than the guarantees each dated as of 30 November 1994 given by the Borrower to each of The Bank of Nova Scotia, The Toronto-Dominion Bank, Canadian Imperial Bank of Commerce and Royal Bank of Canada (collectively the "Swap Guarantees") on behalf of the debts and obligations of RCI for the aggregate notional principal amount not to exceed the specific swap obligations listed therein;

  (i)
  all Subordinated Debt;

  (j)
  all indebtedness of the Borrower under the Original Credit Agreement and all indebtedness of the Borrower pursuant to Borrowings under the Credit;

  (k)
  the face amount of any Bankers' Acceptances or similar instruments not relating to the Credit; and

  (l)
  all Accelerated Swap Obligations.

1.1.45 "Default" means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition subsequent to such event, has been satisfied.

1.1.46 "Drawdown Date" means the date of any Borrowing.

1.1.47 "Drawdown Notice" means a notice in the form of Schedule E hereto.

1.1.48 "Effective Date" means 19 March 1997.

1.1.49 "Equivalent Amount" in one currency (the "First Currency") of an amount in another currency (the "Other Currency") means the amount of the First Currency which is required to purchase such amount of the Other Currency at the Agent's spot buying rate for the purchase of the Other Currency with the First Currency as of approximately 12:00 noon Toronto time on the date of determination.

1.1.50 "Event of Default" has the meaning assigned to that term in Section 8.1.

1.1.51 "Excluded Assets" means any shares in the capital of any Unrestricted Subsidiary, any Property of any Unrestricted Subsidiary, any shares or loan receivables associated with Back to Back Shares as contemplated in the definition of that term, any Investment for which payment is made using Excluded Assets or Excluded Securities, and any proceeds, of any of the foregoing or any proceeds of such proceeds so long as they remain traceable.

1.1.52 "Excluded Security" means any instrument evidencing or guaranteeing indebtedness for borrowed money or any share (in this definition collectively called a "security") which is issued by the Borrower or a Restricted Subsidiary to an Affiliate thereof, provided that at all times such security:

  (a)
  shall, in the case of an instrument evidencing indebtedness for borrowed money not owed to the Borrower or a Restricted Subsidiary, constitute Inter-Company Deeply Subordinated Debt;

  (b)
  shall, in the case of an instrument evidencing indebtedness for borrowed money, not be guaranteed by the Borrower or a Restricted Subsidiary unless such guarantee shall constitute Inter-Company Deeply Subordinated Debt;

  (c)
  shall, in the case of an instrument evidencing indebtedness for borrowed money, not be secured by any Property of the Borrower or a Restricted Subsidiary;

  (d)
  provides by its terms that interest or dividends shall be payable only to the extent that, after giving effect thereto, no Default shall have occurred and be continuing; and

  (e)
  provides by its terms that, except as otherwise permitted in Section 7.1.18, no payment (except in the form of Excluded Assets or Excluded Securities) on account of principal (at maturity, by operation of sinking fund or mandatory redemption or otherwise) or other payment on account of the redemption, repurchase, retirement, acquisition or other repayment thereof shall be permitted until after the date on which the Credit shall have terminated, all Borrowings shall have been satisfied and all other Obligations shall have been satisfied.

1.1.53 "Federal Funds Effective Rate" means for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, for any day on which such rate is not so published for such day by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing.

1.1.54 "Fee Agreement" means the letter agreement dated 19 March 1997 between the Borrower and the Lenders that are signatories to this Agreement concerning fees payable to those Lenders in connection with the Credit, as the agreement is amended, supplemented, restated and replaced from time to time.

1.1.55 "Forecast" means the detailed financial forecast by the Borrower, on a Consolidated basis, consisting of a balance sheet, a statement of income and retained earnings, a statement of changes in financial position and the number of subscribers, on a yearly basis for the following three fiscal years, and containing such other relevant information as the Agent may reasonably require, as such Forecast may be amended from time to time.

1.1.56 "GAAP" means generally accepted accounting principles, consistently applied, which are in effect from time to time in Canada.

1.1.57 "Inter-Company Deeply Subordinated Debt" means all indebtedness of an Obligor for money borrowed from, or incurred in lieu of the making of a distribution to, Rogers which has been subordinated and postponed to Senior Debt and Accelerated Swap Obligations as provided for in Section 5.2 and Schedule C and in respect of which the agreement or instrument evidencing the indebtedness contains or incorporates by reference the provisions of Schedule C for the benefit of the Agent and the Lenders.

1.1.58 "Inter-Company Subordinated Debt" means all indebtedness of an Obligor for money borrowed from Rogers which has been subordinated and postponed to Senior Debt and Accelerated Swap Obligations as provided for in Section 5.1 and Schedule B and in respect of which the agreement or instrument evidencing the indebtedness contains or incorporates by reference the provisions of Schedule B for the benefit of the Agent and the Lenders.

1.1.59 "Interest Payment Date" means:

  (a)
  in the case of Prime Rate Advances and Base Rate Advances, the last day of each calendar month; and

  (b)
  in the case of LIBO Advances, the last day of the Interest Period applicable to a LIBO Advance and, additionally, if the Interest Period is in excess of three months, the last day of every third month during the Interest Period;

or if such day is not a Business Day, the Business Day next following except, in the case of a day referred to in item (b), if such day is not a Business Day and the next following Business Day would be in the next calendar month, the immediately preceding Business Day.

1.1.60 "Interest Period" means for any LIBO Advance, the periods provided for such LIBO Advance pursuant to Section 4.3.

1.1.61 "Investments" means, directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or Property or stock or other evidence of beneficial ownership of, any Person or making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

1.1.62 "Lender" means each of the Lenders who are signatories to this Agreement as lenders or any Person who is an assignee under Article 13 of this Agreement and which together with the Agent and the assignor has executed an Assignment Agreement, all of foregoing being collectively the "Lenders".

1.1.63 "Lender's Proportion" means, the proportion from time to time of a Lender's Commitment relative to the then Available Commitments and expressed as a percentage, the numerator of which is such Lender's Commitment and the denominator of which is the aggregate of then Available Commitments.

1.1.64 "LIBO Advance" means an Advance in U.S. Dollars under the Credit bearing interest as provided for in Section 4.3 and includes a deemed LIBO Advance as provided for in Section 4.3.

1.1.65 "LIBO Borrowing" means a Borrowing consisting of simultaneous LIBO Advances, one made by each Lender through the Agent.

1.1.66 "LIBO Rate" for any Interest Period as regards any Lender means the simple average of the rate per annum rounded upwards to the nearest 1/16% per annum (on the basis of a 360 day year) which is equal to the rate at which deposits in U.S. Dollars would be offered to the Reference Lenders in London, England by prime banks in the interbank market at approximately 11:00 a.m. London time two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the LIBO Borrowing to which such Interest Period is to apply and for a period of time comparable to such Interest Period. The interest rate for each Interest Period of a LIBO Advance made by a Lender shall be determined by the Agent on the basis of the applicable quotations for the LIBO Rate furnished to and received by the Agent from the Reference Lenders no later than 10:00 a.m. Toronto time two Business Days prior to the first day of such Interest Period. Each Reference Lender agrees to advise the Agent at such times forthwith by telephone, telex, telegram, cable or telecopier of the applicable rate, which advice shall be deemed to be conclusive and binding for all purposes absent manifest error. If any Reference Lender does not furnish a quotation of the applicable rate to the Agent for any Interest Period, the interest rate for such Interest Period for the Lenders shall be the simple average of the applicable rates of the other Reference Lenders which furnished such quotations for such Interest Period. The Agent shall give notice to the Borrower and the Lenders of the interest rates determined for each Interest Period as above provided and such notice shall be conclusive and binding for all purposes absent manifest error.

1.1.67 "Lien" means any mortgage, charge, pledge, lien, privilege, security interest, hypothec, cession and transfer, lease of real property or other encumbrance upon or with respect to any Property of an Obligor, now owned or hereafter acquired.

1.1.68 "Majority Lenders" means those Lenders who at the time in question hold in the aggregate at least 66 2/3% of the Available Commitments.

1.1.69 "Maturity Date" means 2 January 2005, or if such day is not a Business Day, the next following Business Day.

1.1.70 "Obligations" means, at any relevant date, the Aggregate Outstandings hereunder plus all other amounts of any kind or nature owing by an Obligor to the Lenders, the Agent or any of them under or by virtue of this Agreement or the Security including, without in anyway limiting the foregoing, all obligations and liabilities of the Borrower described in Section 1.8.

1.1.71 "Obligors" means the Borrower and any Restricted Subsidiaries collectively and "Obligor" means any one of them individually.

1.1.72 "Operating Cash Flow" means an amount equal to the total net income of the Borrower, on a Consolidated basis, for any fiscal quarter prepared in accordance with GAAP, and excluding all extraordinary and other non-recurring and unusual items plus, to the extent deducted in calculating such net income, interest expense and other financing costs and expenses, depreciation, amortization, all taxes whether or not deferred applicable to such fiscal quarter and any deferred management fees to the extent accrued and unpaid, which deferred management fees shall be deducted in the particular quarter when actually paid. Cash payments on account of commissions shall be deducted for the purpose of calculating Operating Cash Flow. Interest income will only be included in Operating Cash Flow if it arises from deposits or other Investments which do not originate from the proceeds of a Borrowing or Inter-Company Subordinated Debt.

If the Borrower has made any Investment or disposition, on a Consolidated basis, during a fiscal quarter, Operating Cash Flow otherwise calculated for the fiscal quarter shall be adjusted to include Operating Cash Flow attributable to the Investment as if the Investment had been made on the first day of the fiscal quarter and to exclude Operating Cash Flow attributable to the Property disposed of as if the disposition had been made on the first day of the fiscal quarter.

1.1.73 "Operating Credit" means the demand operating credit in the amount of Cdn.$10,000,000 (as such amount may be increased from time to time) established by agreement between the Borrower and The Bank of Nova Scotia dated as of 31 October 1991, as amended by agreement dated as of 30 March 1992 and as otherwise amended, supplemented or replaced from time to time, under which advances in Canadian Dollars or U.S. Dollars or letters of credit in various currencies may be obtained.

1.1.74 "Operating Lender" means The Bank of Nova Scotia, its successors and assigns in its capacity as lender under the Operating Credit.

1.1.75 "Original Bond" means the bond dated as of 31 October 1991 issued under the Original Trust Indenture registered in the name of The Bank of Nova Scotia, as Agent in the principal amount of $4,000,000,000.

1.1.76 "Original Bond Pledge Agreement" means the bond pledge agreement dated as of 31 October 1991 pledging the Original Bond to The Bank of Nova Scotia, as Agent.

1.1.77 "Original Credit Agreement" has the meaning defined in the recitals hereto.

1.1.78 "Original Trust Indenture" means the amended and restated deed of trust and mortgage dated as of 31 October 1991 issued by Rogers Cantel Inc. and Rogers Cantel Mobile Inc. in favour of National Trust Company, as Trustee, as amended to date.

1.1.79 "Permitted Encumbrances" means, at any particular time, "Permitted Liens" as defined in the Trust Indenture, with the following additions:

  (a)
  Liens securing Purchase Money Obligations or Supplier Obligations incurred in compliance with the provisions of this Agreement, limited to the Property acquired in the transaction in which the Purchase Money Obligation or the Supplier Obligation, as the case may be, was incurred;

  (b)
  Liens for Senior Debt and Additional Senior Debt;

  (c)
  Liens for Subordinated Debt in favour of any creditor of an Obligor who, prior to being granted such Lien, has executed and delivered a subordination agreement in favour of the Agent in form and content satisfactory to the Lenders and the Agent acting reasonably;

  (d)
  Liens created pursuant to the Operating Credit in favour of the Operating Lender to secure amounts under (but only under) the Operating Credit;

  (e)
  the lien and charge of the Security or any other security in favour of the Trustee as security for the obligations of an Obligor under or in connection with this Agreement or the Original Credit Agreement; and

  (f)
  any Lien set out in Schedule F hereto.

1.1.80 "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, a nation, government, province, state, municipality or other political subdivision thereof, an entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or other entity of whatever nature.

1.1.81 "Preferred Shares" means shares providing for preferential payment of dividends or subject to mandatory redemption by the issuer at a specified time or at the option of the Holder.

1.1.82 "Prime Lending Rate" for any day as regards any Lender means the greater of (i) the simple average of the rates of interest expressed as a percentage per annum which each of the Reference Lenders establishes at its head office as the reference rate of interest in order to determine interest rates it will charge on that day for demand loans in Canadian funds to its Canadian customers and which it refers to as its "prime lending rate" or "prime rate" and (ii) the sum of (A) the rate quoted by the Agent for 30-day Canadian dollar bankers' acceptances that appear on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination plus (B) 3/4 of 1% per annum. The Prime Lending Rate as set out in item (i) as regards any Lender shall be determined by the Agent on the basis of the applicable quotations furnished to and received by the Agent from the Reference Lenders from time to time. For the purposes hereof, upon any change in the "prime lending rate" or "prime rate" of any of the Reference Lenders, such Reference Lender shall as soon as practicable thereafter advise the Agent as to its Prime Lending Rate as at the date of such change by telephone, telex, telegram, cable or telecopier, which advice shall be conclusive and binding for all purposes absent manifest error. If any one or more of the Reference Lenders does not furnish a quotation of its Prime Lending Rate to the Agent at any time after it has changed from the previous quotation of such Prime Lending Rate received by the Agent, the Prime Lending Rate applicable to such Reference Lender shall be the previous quotation unless the Agent has actual notice of the Prime Lending Rate of any such Lender, in which event that rate shall be applied. The Agent shall give notice to the Borrower and the Lenders of the Prime Lending Rate from time to time quoted to it and such notice shall be conclusive and binding for all purposes absent manifest error.

1.1.83 "Prime Rate Advance" means an Advance in Canadian Dollars under the Credit bearing interest as provided for in Section 4.1 and includes a deemed Prime Rate Advance as provided for in Section 4.4.7 and Section 10.4.

1.1.84 "Prime Rate Borrowing" means a Borrowing consisting of simultaneous Prime Rate Advances, one made by each Lender through the Agent.

1.1.85 "Pro Forma Debt Service" means, for the Borrower, on a Consolidated basis, at the end of any fiscal quarter, the sum of:

  (a)
  all scheduled principal payments of Debt, which will include required payments of principal on the incremental portion of any Debt projected to be incurred in accordance with the Budget (including without limitation the principal component of Purchase Money Obligations and Supplier Obligations) to be paid for the twelve months next following such fiscal quarter end; and

  (b)
  the estimated interest expense scheduled to be paid or accrued for the twelve months next following such fiscal quarter end which will take into account interest expense estimated to be paid on the incremental portion of any Debt projected to be incurred or projected to be repaid in accordance with the Budget. For the purposes of the calculation of such estimated interest expense:

  (i)
  interest on Debt on a fluctuating basis for periods succeeding the date of determination shall be deemed to accrue at a rate equal to the discount rate for 90 day Bankers' Acceptances then in effect plus the Bankers' Acceptance Fee then in effect (other than Purchase Money Obligations and Supplier Obligations) where an Obligor has not used interest rate hedging techniques to fix interest rates;

    (ii)
    the effective interest rates payable in the case of that portion of Debt for periods succeeding the date of determination (other than Purchase Money Obligations and Supplier Obligations) shall, without duplication, be taken into account where an Obligor has used interest rate hedging techniques to fix interest rates and in respect to which no default has occurred and is continuing;

    (iii)
    a reasonable estimate of the actual interest rates payable in the case of that portion of Debt for periods succeeding the date of determination comprising Purchase Money Obligations and Supplier Obligations shall be taken into account; and

    (iv)
    such estimated interest expense shall also include only scheduled cash payments of interest on Inter-Company Subordinated Debt and the compound portion of interest on Inter-Company Deeply Subordinated Debt if it is scheduled to be paid in cash, but shall exclude any other interest expense paid or accrued on Inter-Company Deeply Subordinated Debt; for greater certainty, all interest relating to Back to Back Share transactions shall be excluded.

1.1.86 "Property" means, with respect to any Person, all of its undertaking, property and assets of any kind.

1.1.87 "Purchase Money Obligations" means obligations of the Borrower on a Consolidated basis incurred or assumed in the ordinary course of business in connection with the acquisition of Property to be used in the Business, excluding Supplier Obligations but including obligations incurred or assumed under any Capital Lease (referred to as Capital Lease Obligations in the Original Credit Agreement and the Trust Indenture).

1.1.88 "Quarterly Reporting Documents" means the unaudited Consolidated year to date financial statements of the Borrower as at the end of its most recent fiscal quarter together with a comparison to Budget, a compliance certificate substantially in the form of Schedule A attached hereto and unaudited consolidated year-to-date financial statements of each Restricted Subsidiary and information regarding subscribers, subscriber usage and churn and such other information as the Agent may require.

1.1.89 "RCI" means Rogers Communications Inc., a corporation subject to the laws of British Columbia, and its successors.

1.1.90 "Reference Lenders" means any three Lenders, two as designated by the Agent and one as designated by the Borrower.

1.1.91 "Restricted Subsidiary" has the meaning defined in Section 14.1.

1.1.92 "Rogers" means RCI and any Affiliate of RCI that is not an Obligor.

1.1.93 "Schedule 2 BA Lender" means any Lender which is a bank chartered under and referred to in Schedule II of the Bank Act (Canada).

1.1.94 "Schedule 2 Bankers' Acceptance" means a Bankers' Acceptance accepted by a Schedule 2 BA Lender.

1.1.95 "Schedule 2 Reference Lenders" means two Schedule 2 BA Lenders, one to be selected by the Agent and the other to be selected by the Borrower pursuant to this Agreement.

1.1.96 "Section" means the designated Section of this Agreement.

1.1.97 "Security" means and includes collectively, until such time as the Original Trust Indenture is amended and restated by the Trust Indenture, the Original Trust Indenture, the Original Bond and the Original Bond Pledge Agreement and all other security documentation delivered under or in connection therewith, if any, to the extent not expressly released prior to the Effective Date (such other security documentation being referred to herein as the "ancillary security"). Once the Original Trust Indenture is amended and restated by the Trust Indenture, "Security" means and includes collectively, the Trust Indenture, the Bond, the Bond Pledge Agreement, the ancillary security and all further or other security from time to time provided or granted to the Trustee pursuant to the Trust Indenture.

1.1.98 "Senior Debt" means Debt owing under this Agreement and secured by a pledge of the Bond, Debt owing to the Operating Lender and secured by a pledge of an Additional Bond, any indebtedness (whether contingent or absolute) arising under the Original Credit Agreement, any other Debt owing to any creditor secured by a pledge of an Additional Bond, Purchase Money Obligations and Supplier Obligations. For greater certainty, Senior Debt will include Accelerated Swap Obligations.

1.1.99 "Senior Debt to Annualized Operating Cash Flow Ratio" means the ratio of Senior Debt outstanding to Annualized Operating Cash Flow, both calculated as at the end of the most recently completed fiscal quarter of the Borrower.

1.1.100 "Stand-by Fee" means the fee payable by the Borrower as provided for in Section 3.15.

1.1.101 "Subdebt Trust Indenture" means a trust indenture dated as of 15 July 1992 among the Borrowers and Bank of Montreal Trust Company, as the same may be amended, restated, modified or replaced, whereby the Borrower issued U.S.$200,000,000 of senior subordinated guaranteed notes due in 2002.

1.1.102 "Subordinated Debt" means all indebtedness of the Borrower, on a Consolidated basis, for money borrowed from any Person other than Rogers which has been created in accordance with the provisions of Section 5.4.

1.1.103 "Subsidiary" means any firm, corporation or legal entity in which the Borrower, the Borrower and one or more of its Subsidiaries, or one or more Subsidiaries of the Borrower owns, directly or indirectly, a majority of the voting shares or other ownership interests, or has, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is not.

1.1.104 "Supplier Obligations" means obligations of the Borrower on a Consolidated basis incurred or assumed in the ordinary course of business in favour of suppliers or other Persons for the deferred purchase price of goods supplied to Obligors which are secured by Liens in the goods acquired in the respective transactions in which the obligations were incurred and in respect of each of which the Borrower has given notice to the Trustee and the Agent including: (a) the name of the supplier or other Person to whom the obligation is owed; (b) a brief description of the supply agreement governing the obligation; and (c) the amount of the obligation incurred or assumed under the supply agreement.

1.1.105 "Swap Agreement" means any agreement relating to interest rate and/or currency exchange arrangements including, without limitation, interest rate swaps, basis swaps, forward rate transactions, currency hedging or swap transactions or arrangements, cap transactions, floor transactions, collar transactions or other similar transactions; or any option with respect to such transactions or arrangements or combination of any such transactions or arrangements, as any such agreement may be or have been amended or supplemented from time to time, between an Obligor (or in respect of which an Obligor is an assignee) or a guarantor pursuant to the Swap Guarantees and a Person, and which is secured by the Security.

1.1.106 "Swap Guarantees" has the meaning defined in Section 1.1.44(h).

1.1.107 "Telecommunications Business" means any business that involves the transmission, routing, storage and forwarding, emission, management or reception of signs, signals, writings, images, sounds or intelligence of any nature by wire, radio, satellite or any other electromagnetic, optical or technical system and associated services and any naturally synergistic extensions to any such business.

1.1.108 "Trust Indenture" means the amended and restated deed of trust and mortgage dated as of 15 March 1997 between the Borrower and the Trustee, as further supplemented, amended, restated or replaced from time to time.

1.1.109 "Trustee" means National Trust Company and its successors and assigns as trustee under the Trust Indenture.

1.1.110 "U.S. Dollars", "United States Dollars" and the symbol "U.S.$" each mean currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts in the United States of America.

1.1.111 "Unrestricted Subsidiary" means a Subsidiary other than a Restricted Subsidiary.

1.1.112 "Wireless Communications Services" means communications which originated and/or terminated, or would have terminated but for the activation of call forward, no answer/busy, transfer or other similar system features, in wireless radio communication devices and includes, but is not limited to, cellular telephone service, paging, personal communications network (PCN) and wireless voice/data services and products. It is also understood that communications using wireless communications devices that are being used by subscribers in a fixed mode are included. For greater certainty, the definition of Wireless Communications Services does not include carrying on the business of a radio broadcast station, television broadcast station or a direct broadcast satellite operator (such as DirecTV).

1.1.113 "Wireline Communications Services" means local and long distance telephone and related voice/data services and products that are distributed to the end-user premises using paired copper wire, co-axial or fibre optic cable, including reselling of those services and products. For greater certainty, the definition of Wireline Communications Services does not include Wireless Communications Services or carrying on the business of radio broadcasting, television broadcasting, direct broadcast satellite operations and cable television and radio operations.

        1.2    Headings and Table of Contents.    The headings of the Articles, Sections and Table of Contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

        1.3    Preamble Part of Agreement.    The preamble to this Agreement shall form part of this Agreement.

        1.4    Accounting Terms.    Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under GAAP.

        1.5    Words and Phrases.    Words importing the singular include the plural thereof, and vice-versa, and words importing gender include the masculine, feminine and neuter genders.

        1.6    Amendment and Restatement.    From and after the Effective Date, this Agreement:

  (a)
  amends, restates and consolidates the Original Credit Agreement; and

  (b)
  represents the entire agreement as currently constituted between the parties hereto with respect to the subject matter hereof.

The Original Credit Agreement as hereby amended, restated and consolidated is confirmed and remains in full force and effect without novation. Without limiting any other provision of this Agreement, from and after the Effective Date all Borrowings (as that term is defined in the Original Credit Agreement) outstanding under the Original Credit Agreement together with all other amounts owing thereunder shall be deemed to be outstanding under this Agreement.

        1.7    Confirmation.    The Borrower acknowledges and agrees that it continues to be bound by the terms of all security documentation delivered under or in connection with the Original Credit Agreement (to the extent not specifically released or discharged prior to or concurrent with the Effective Date) and confirms that such security documentation continues in full force and effect as general and continuing collateral security over all of its Property for all Obligations.

        1.8    Transitional Arrangements.    The Lenders shall indemnify the lenders under the Original Credit Agreement who have not continued as Lenders under this Agreement with respect to Bankers' Acceptances accepted by such non-continuing lenders under the Original Credit Agreement which remain outstanding on the Effective Date, on terms agreed upon between the Lenders and such non-continuing lenders. Those Bankers' Acceptances shall thereupon be considered for the purposes of this Agreement to have been accepted by the Lenders, and the Borrower shall perform for the benefit of the Lenders under this Agreement all of its obligations relating to those Bankers' Acceptances under the Original Credit Agreement. All such obligations of the Borrower shall be secured by the Security.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. The Borrower represents and warrants (on its own behalf and on behalf of each Obligor, as applicable) to each Lender and to the Agent that:

  (a)
  each Obligor is a corporation duly incorporated or amalgamated, organized and validly existing under the laws of its incorporating jurisdiction and is in all material respects in compliance with the laws of Canada and the laws of those provinces in which it carries on business;

  (b)
  the entering into and the performance by each Obligor of this Agreement and all agreements provided for or contemplated hereby, (i) is within its powers and has been duly authorized by all necessary corporate action on its part and (ii) does not in any material adverse manner conflict with or result in the violation of the terms of its constating documents or by-laws or of any law, regulation, franchise, licence, ordinance, decree or judgment having application to it as of the date hereof or the date this representation and warranty is further given or of any agreement or other document to which it is a party or by which it may be bound;

  (c)
  each Obligor has all governmental licences, authorizations, consents, registrations and approvals material and necessary to permit it to enter into and perform its obligations under this Agreement and all agreements provided for or contemplated hereby and to own its, Property and to continue to operate the Business in Canada in the areas where it currently operates;

  (d)
  each Obligor has all material and necessary permits, easements, rights of way and other similar rights necessary to operate the Business and there has been no notice or claim of default or breach thereunder or of any condition entitling any party to terminate any such right;

  (e)
  this Agreement and all agreements of each Obligor provided for or contemplated hereby constitute legal, valid and binding obligations of each Obligor enforceable against each Obligor in accordance with their respective terms, subject to applicable laws relating to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and to the fact that specific performance and other equitable remedies are subject to the discretion of the court and to any other qualifications contained in the opinion referred to in Section 6.1(e);

  (f)
  there is no litigation and, to its knowledge after having made reasonable inquiry, there are no legal proceedings pending or within its reasonable judgment threatened against it before any court or administrative agency of any jurisdiction which could materially and adversely affect its ability to perform this Agreement and all agreements provided for or contemplated hereby or its financial condition or its Property or operations or its ability to operate the Business, except as disclosed to the Agent in a Borrower's Certificate;

  (g)
  no Default or Event of Default exists hereunder;

  (h)
  it is not in violation of any term of its constating documents or by-laws (other than non-material violations which may have occurred with respect to its share conditions) and to its knowledge after having made reasonable inquiry, it is not in violation of any agreement, mortgage, franchise, licence, judgment, decree, order, statute, rule or regulation the result of which violation(s) would have a material adverse effect on its ability to continue to operate the Business;

  (i)
  as of the date of execution of this Agreement, the Borrower does not have any Restricted Subsidiary;

  (j)
  the audited consolidated financial statements of the Borrower for the annual period ended 31 December 1996, copies of which have been furnished to the Agent, with copies for each Lender, are complete and present fairly the information contained therein and have been prepared in accordance with GAAP and there has been no material adverse change in the financial condition of the Borrower, on a Consolidated basis, from its financial condition as at 31 December 1996;

  (k)
  the one and three year forecasts of the Borrower, on a Consolidated basis, provided to the Lenders have been prepared by the Borrower, on a Consolidated basis, using its reasonable best efforts and fairly present the matters dealt with therein;

  (l)
  except for Permitted Encumbrances, none of the Property, rights or privileges owned or held by it is subject to any Lien;

  (m)
  no Obligor has any liabilities (contingent or other) or other obligations for the payment of money of the type required to be disclosed in accordance with GAAP which are not disclosed in its financial statements for the period ended 31 December 1996 other than liabilities and obligations incurred in the ordinary course of its business since 31 December 1996 or in connection with this Agreement;

  (n)
  except for Permitted Encumbrances, it has not created, assumed, incurred or suffered to exist any Lien in respect of its right, title and interest in any Property;

  (o)
  there is no fact which it has not disclosed to the Agent in writing which materially adversely affects or, so far as it can now reasonably foresee, will materially adversely affect the Business or financial condition of the Borrower, on a Consolidated basis, or its ability to perform its obligations under this Agreement or under any agreements provided for or contemplated hereby, as the case may be; and

  (p)
  Schedule H attached hereto sets out as at the Effective Date the Aggregate Outstandings under the Original Credit Agreement and the face amount and maturity date for each of the Bankers' Acceptances outstanding under the Original Credit Agreement.

ARTICLE 3
THE CREDIT

3.1 Maximum Amount of the Credit. Subject always to the limitations contained herein, the maximum amount of the Credit extended by this Agreement is Cdn.$800,000,000 or the Equivalent Amount in U.S. Dollars. The maximum amount available to the Borrower under the Credit shall however be limited to Cdn. $700,000,000 or the Equivalent Amount in U.S. Dollars until the Lenders existing as of the date of this Agreement have given notice to the Borrower and the Agent of any increased maximum amount available pursuant to the conditions set forth in the Fee Agreement.

3.2 Nature of Credit. The Credit revolves during its entire term so that the principal amount of any Advances comprising any Borrowing under the Credit may be repaid and shall thereafter again become available to the Borrower and the principal amount of any Bankers' Acceptances forming part of any Borrowing under the Credit which mature and are satisfied by the Borrower on the date of their maturity shall thereafter again become available to the Borrower under the Credit, all in accordance with the terms of this Agreement.

3.3 Voluntary Repayments under the Credit. Subject to the terms hereof the Borrower may, at any time and from time to time, make a repayment of principal under the Credit in part or in whole and without penalty in an aggregate principal amount of not less than Cdn. $1,000,000 and integral multiples of Cdn.$100,000 in excess thereof at any time upon at least three Business Days prior written notice to the Agent. The Borrower shall not be entitled to make a voluntary repayment with respect to a Bankers' Acceptance other than on its maturity date or with respect to a LIBO Borrowing other than on the last day of the Interest Period for such LIBO Borrowing.

3.4 Voluntary Reduction of Unused Available Commitment. The unused portion of the Available Commitment may be permanently reduced or cancelled without penalty at any time by the Borrower by giving to the Agent irrevocable written notice at least three Business Days prior to the date of such permanent reduction or cancellation specifying the date for and the amount of such permanent reduction or cancellation. The Agent shall promptly notify each Lender of the date and amount of such permanent reduction or cancellation of the Available Commitment, and the Commitment of each Lender shall be irrevocably reduced accordingly in each Lender's Proportion.

3.5 Mandatory Reductions and Prepayments of the Credit. The aggregate amount of the Available Commitment shall be reduced automatically in the following manner:

  (a)
  on 2 January 2001, the maximum amount of the Available Commitment, taking into account any reduction prior to such time pursuant to Section 3.4, (as used in this Section, the "Original Base Amount") will be reduced by 15%;

  (b)
  on each of 2 January 2002, 2 January 2003 and 2 January 2004, the Original Base Amount will be reduced by an additional 20%;

  (c)
  on the Maturity Date, the Available Commitment shall be reduced to nil.

The Borrower shall on each date listed above (or the next following Business Day if that date is not a Business Day), make any payment required by such reduction to the Agent on behalf of the Lenders so that the Aggregate Outstandings do not exceed the Available Commitment as so reduced.

3.6 Availment Options. Upon the terms and conditions of this Agreement, each Lender agrees to provide its Lender's Proportion of the Available Commitment for the use of the Borrower. The Credit may be used by the Borrower by either (i) requesting a Prime Rate Borrowing, (ii) requesting a Base Rate Borrowing, (iii) requesting one or more LIBO Borrowings, (iv) presenting drafts for acceptance as Bankers' Acceptances, or (v) any combination thereof.

3.7 Minimum Amounts. Each Prime Rate Borrowing requested shall be in a minimum principal amount of Cdn.$1,000,000 and in a whole multiple of Cdn.$100,000, each Base Rate Borrowing requested shall be in a minimum principal amount of U.S.$1,000,000 and each Base Rate Advance requested shall be in a whole multiple of U.S.$100,000 and each LIBO Borrowing requested shall be in a minimum principal amount of U.S.$10,000,000 and each LIBO Advance shall be in a whole multiple of U.S.$100,000.

Where a Borrowing is requested by way of Bankers' Acceptances, the minimum aggregate principal amount of such Borrowing shall be Cdn.$10,000,000 and each draft presented for acceptance by a Lender as a Bankers' Acceptance shall be in a minimum principal amount of Cdn.$500,000 and whole multiples of Cdn.$100,000 thereafter.

3.8 Borrowings in Lender's Proportions. Each Lender shall fund each Borrowing in its Lender's Proportion. Except as otherwise specifically provided in this Agreement, each and every payment of principal and interest on outstanding Borrowings shall be made to the Agent for the account of the Lender entitled thereto and shall be promptly paid to each Lender.

The Agent shall use its reasonable best efforts to ensure, and each Lender shall co-operate with the Agent to the degree which may be reasonably necessary to ensure, that (i) the Advances comprising any Borrowing are made by each Lender in its Lender's Proportion, are of the same type and mature at the same times, (ii) whenever drafts are presented for acceptance by such Lenders severally as Bankers' Acceptances, the face amount of the drafts presented to such Lender for acceptance reflects its Lender's Proportion and the drafts mature at the same times and contain substantially the same provisions as the drafts presented to the other Lenders for acceptance and (iii) at all times, the amount of Aggregate Outstandings and the type of Borrowings, if possible, are divided between each Lender in each Lender's Proportion of the Credit; provided that the Agent in its sole discretion may require that the result obtained by applying any Lender's Proportion to any Borrowing be rounded up or down to the nearest whole multiple of Cdn.$100,000 or U.S.$100,000.

Nothing contained in this Agreement and no action taken pursuant to it shall be deemed to constitute the Lenders a partnership, joint venture or other such entity. The obligations of the Lenders hereunder are not and shall not be joint and several and no Lender shall be responsible for the Commitment of any other Lender. The failure of any Lender to make available to the Agent any Advance required to be made to the Borrower as a part of any Borrowing or to accept any draft which it is obliged to accept as a Bankers' Acceptance as a part of any Borrowing shall not release any other Lender or any Obligor from any of its obligations hereunder, but no Lender shall be responsible for the failure of any other Lender to make such Advance or to accept such draft.

3.9 Conversions. Subject to the terms and conditions of this Agreement, the Borrower may from time to time convert a Borrowing to another type of Borrowing by converting (i) all or any part of the outstanding principal amount of any Prime Rate Advances into Base Rate Advances, LIBO Advances or Bankers' Acceptances or any combination thereof, (ii) all or any part of the outstanding principal amount of any Base Rate Advances into Prime Rate Advances, LIBO Advances or Bankers' Acceptances or any combination thereof, (iii) on the date of maturity of any Bankers' Acceptances, all or any part of the outstanding principal amount at maturity of such Bankers' Acceptances into Prime Rate Advances, Base Rate Advances or LIBO Advances or any combination thereof, or (iv) on the last day of the applicable Interest Period, all or any part of the outstanding principal amount of any LIBO Advances into Prime Rate Advances, Base Rate Advances or Bankers' Acceptances or any combination thereof; subject however in all cases, to the following:

  (a)
  the principal amount of each type of Advances or the face amount of Bankers' Acceptances being converted shall not be less than the amounts necessary to fulfil the requirements of this Agreement with respect to the minimum principal amounts for Borrowings, Advances and Bankers' Acceptances;

  (b)
  in the case of a conversion into Bankers' Acceptances, the principal amount of each type of Advances being so converted, together with all other amounts owing under this Agreement with respect thereto, shall be paid to the Agent from the proceeds of sale of such Bankers' Acceptances for distribution to the Lenders forthwith;

  (c)
  no conversion shall be made by a Lender into LIBO Advances or Base Rate Advances if it is unlawful for a Lender to fund or maintain a LIBO Advance or a Base Rate Advance, respectively;

  (d)
  each conversion shall be effected, as nearly as practicable, in each Lender's Proportion for each Borrowing on identical terms;

  (e)
  no Default or Event of Default shall have occurred and be continuing; and

  (f)
  a Drawdown Notice has been delivered by the Borrower to the Agent in accordance with Section 3.10.

Amounts which are converted shall not reduce the amount of the Credit.

3.10 Notice of Borrowings and Payments. For each Borrowing and payment under the Credit, the Borrower shall give the Agent prior written irrevocable notice (in the form of the Drawdown Notice for each Borrowing) specifying, among other things, the Business Day for the Borrowing or payment, the amount and nature of the Borrowing and of each Advance forming part of the Borrowing or which will be paid and in the case of a LIBO Borrowing, the initial Interest Period for the LIBO Advances. Such notice shall be given to the Agent no later than 11:00 a.m. (Toronto time) on the second Business Day prior to a Borrowing or payment under the Credit, except with respect to a LIBO Borrowing, in which case such notice shall be given to the Agent no later than 11:00 a.m. (Toronto time) on the third Business Day prior to the LIBO Borrowing.

3.11 Funding Borrowings. The Agent shall promptly notify each Lender by telephone (confirmed immediately by letter, telex, telegram, telecopy or cable), letter, telex, telegram, telecopy or cable of the matters specified in such notice. Each Lender shall, before 11:00 a.m. (Toronto time) on the day a drawdown or conversion is to be made, transfer for value (a) immediately available Canadian Dollars in an aggregate amount equal to the amount of each Prime Rate Advance to be made by it on such day and the proceeds of sale of all Bankers' Acceptances accepted by it and sold by the Borrower on such day, net of the applicable Bankers' Acceptance Fee, and (b) immediately available U.S. Dollars in an aggregate amount equal to the amount of each Base Rate Advance and LIBO Advance to be made by it on such day to the Agent through the Fedwire to The Bank of Nova Scotia New York Agency (short name: BANK Nova Scotia NYC) ABA routing number 02600253-2 for account International Banking Division, Toronto 602736, for credit to the account of the Borrower. Upon fulfilment of the applicable conditions set forth in this Agreement, the Agent, prior to 3:00 p.m. Toronto time on such day, will make the aggregate of such amounts received by it from the Lenders as aforesaid available to the Borrower, if applicable, by crediting those amounts to the Borrower's account number 1378-12 of The Bank of Nova Scotia at the North York Commercial Banking Centre, 4950 Yonge Street, North York, Ontario for Canadian Dollar amounts and account number 1526-17 of The Bank of Nova Scotia at the North York Commercial Banking Centre, 4950 Yonge Street, North York, Ontario for U.S. Dollar amounts.

3.12 Application of Proceeds of Borrowings. The Borrower shall use the proceeds of Borrowings for its general corporate purposes in connection with the conduct of the Business and otherwise in accordance with the provisions of this Agreement.

3.13 Non-receipt of Funds by Agent. Unless the Agent has been notified by a Lender prior to any Drawdown Date (which notice shall be effective upon receipt) that such Lender does not intend to make the amount of any Advance required to be made by it available to the Agent in a timely manner, the Agent may assume that such Lender has made such amount available to the Agent on such date and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the corresponding amount. If the Agent has been so notified by a Lender that such Lender does not intend to make the amount of such Advance available to the Agent in a timely manner, the Agent shall have no obligation to advance such amount to the Borrower under any provision of this Agreement. Whenever the Agent has, on behalf of the Lenders, made the amount of any Borrowing available to the Borrower, and a Lender fails to make available to the Agent the amount of any Advance required to be made to the Borrower hereunder as a part of any Borrowing, the Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount on demand, from the Borrower within ten Business Days after demand for payment has been made on the Borrower) together with interest thereon in respect of each day during the period commencing with the day such amount was made available to the Borrower and ending on the day the Agent recovers such amount at a rate per annum equal to the rate applicable to such Advance.

3.14 Limitation on Number of Transactions. Drawdowns, conversions, commencement of Interest Periods of LIBO Advances, rollovers of Bankers' Acceptances, prepayments, repayments and all payments of any kind which the Borrower may voluntarily make pursuant to this Agreement may only occur on eight days in each calendar month and only on Business Days, as selected by the Borrower. All such transactions may only be made at the Agent's Branch of Account or as required by this Agreement at each Lender's Branch of Account.

3.15 Stand-by Fee. On the last Business Day of March, June, September and December in each year and on the Maturity Date for the period commencing on the date of the last payment and ending on the Maturity Date, the Borrower shall pay to the Agent at the Agent's Branch of Account, for the account of each Lender in its Lender's Proportion, a Stand-by Fee in Canadian Dollars in an amount equal to: (a) 0.25% per annum calculated on the daily unused portion from time to time of the Available Commitment if the daily weighted average of the used portion of the Credit for such period exceeds one-third of the Available Commitment; or (b) 0.375% per annum calculated on the daily unused portion from time to time of the Available Commitment if the daily weighted average of the used portion of the Credit for such period is equal to or less than one-third of the Available Commitment. The Agent shall promptly distribute such payment to each Lender in its Lender's Proportion. The Stand-by Fee shall accrue from day to day, shall be payable in arrears for the actual number of days elapsed and shall be calculated on the basis of a calendar year.

3.16 Agent's Fee. The Borrower shall on 7 June 1997 and on each anniversary date thereafter (or on the next Business Day if any such day is not a Business Day), pay to the Agent for its sole account an annual agency fee in the amount agreed upon between the Borrower and the Agent as set out in the Agency Agreement.

3.17 Calculation of Interest and Fees. Whenever any amount is payable under this Agreement either as interest or as a fee which requires the calculation of an amount using a percentage per annum, it is hereby acknowledged, for greater certainty, that such calculation shall be made as of the date payment is due, without application of the so-called "deemed reinvestment principle".

3.18 Evidence of Indebtedness. The Agent shall open and maintain on its books at its Branch of Account, accounts and records evidencing the Borrowings under the Credit made available to the Borrower by each of the Lenders under this Agreement and any amounts owing to the Agent under this Agreement. The Agent shall enter therein the amount of Advances under the Credit and any amounts owing to the Agent under this Agreement, and shall enter therein each payment of principal of and interest on the Borrowings under the Credit and the payment of any applicable fees and shall record the Bankers' Acceptances accepted and all other amounts paid by the Borrower and becoming due to the Lenders or the Agent under this Agreement. Such accounts and records maintained by the Agent on behalf of itself and each of the Lenders will constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower pursuant to this Agreement, the date each Lender made each Borrowing under the Credit available to the Borrower and the amounts the Borrower has paid from time to time on account of the principal of and interest on Advances under the Credit and on account of fees and the Bankers' Acceptances accepted, paid and cancelled hereunder. The Agent shall, upon the reasonable request of a Lender or the Borrower, provide any information contained in its accounts to such Lender or the Borrower and the Agent, each Lender and the Borrower shall cooperate in providing all information reasonably required to keep all accounts accurate and up-to-date.

3.19 Manner of Payments. All payments to be made by the Borrower pursuant to this Agreement are to be made without set-off, compensation or counterclaim and without deduction of any kind and for same day value and are to be made (if practicable other than where this agreement specifically requires the payment to be made) in the currency in which the original obligation in respect of such payment was incurred.

ARTICLE 4
ADVANCES AND BANKERS' ACCEPTANCES

4.1 Prime Rate Advances. The Borrower shall pay interest to the Agent, for the account of the Lender entitled thereto, in Canadian Dollars at the Agent's Branch of Account on any amounts outstanding from time to time hereunder as a Prime Rate Advance. Such interest shall accrue from day to day, shall be calculated monthly for the actual number of days elapsed, and shall be payable in arrears on each Interest Payment Date (with interest on overdue interest calculated at the same rate and payable in the same manner), both before and after demand, default, maturity and judgment at a variable rate of interest per annum equal to the sum of the Prime Lending Rate plus the Applicable Margin.

The rate of interest per annum with respect to any Prime Rate Advance is calculated on the basis of a calendar year.

4.2 Base Rate Advances. The Borrower shall pay interest to the Agent, for the account of the Lender entitled thereto, in U.S. Dollars (such designation of U.S. Dollars as a currency of payment being deemed to be of the essence herein) at the Agent's Branch of Account on any amount outstanding from time to time hereunder as a Base Rate Advance made to the Borrower. Such interest shall accrue from day to day, shall be calculated monthly for the actual number of days elapsed, and shall be payable in arrears on each Interest Payment Date (with interest on overdue interest calculated at the same rate and payable in the same manner), both before and after demand, default, maturity and judgment at a variable rate of interest per annum equal to the sum of the Base Rate plus the Applicable Margin.

The rate of interest per annum with respect to any Base Rate Advance is calculated on the basis of a year of 360 days, and in this Agreement, such rate expressed as an annual rate of interest for purposes of the Interest Act (Canada), shall be such rate multiplied by 365, or 366 where the period for which interest is being calculated includes 29 February, and divided by 360.

If it shall become unlawful for a Lender to obtain funds in order to fund or maintain any Base Rate Advance or otherwise to perform its obligations hereunder with respect to any Base Rate Advance, the right of the Borrower to require Base Rate Advances from such Lender shall be and remain suspended from the occurrence of the condition causing such unlawfulness until such Lender notifies the Agent (who shall promptly notify the Borrower and the other Lenders) that such condition no longer exists. Upon the occurrence of the condition causing such unlawfulness, the affected Lender shall promptly give written notice of same to the Agent and the Agent shall in turn promptly give written notice of same to the Borrower (with a copy for the other Lenders) and, within three Business Days after such written notice has been given to the Borrower, at the option of the Borrower, the Borrower shall convert such Base Rate Advances provided by such Lender into Prime Rate Advances, LIBO Advances or Bankers' Acceptances or any combination thereof in accordance with Section 3.9 and until the condition causing such unlawfulness no longer exists the Borrower shall only request Prime Rate Advances, LIBO Advances or Bankers' Acceptances or any combination thereof as permitted in accordance with Section 3.10 instead of Base Rate Advances from such Lender.

4.3 LIBO Advances. The Borrower shall pay interest to the Agent, for the account of the Lender entitled thereto, in U.S. Dollars (such designation of U.S. Dollars as a currency of payment being deemed to be of the essence herein) at the Agent's Branch of Account on any amount outstanding from time to time hereunder as a LIBO Advance made to the Borrower. Such interest shall accrue from day to day and shall be calculated for the actual number of days elapsed, and shall be payable in arrears, on each Interest Payment Date at a rate of interest per annum equal to the sum of the LIBO Rate plus the Applicable Margin.

Overdue interest with respect to a LIBO Advance shall, until the expiry of the Interest Period applicable to such LIBO Advance, bear interest at the same rate as is applicable to the LIBO Advance in respect of which such interest is overdue and, upon expiry of the Interest Period applicable to such LIBO Advance, shall be deemed to be a separate LIBO Advance in the amount of such overdue interest and shall bear interest, payable in arrears on each Interest Payment Date calculated as above set forth with reference to successive Interest Periods of one month until paid. The rates of interest applicable to amounts outstanding as LIBO Advances hereunder shall apply both before and after demand, default, maturity and judgment.

Unless the principal amount of a LIBO Advance is otherwise paid in its entirety in accordance with the provisions hereof, such LIBO Advance (or unpaid portion thereof) shall be deemed to have been converted into a Base Rate Advance on the expiration of the Interest Period applicable thereto.

The rate of interest per annum with respect to any LIBO Advance is calculated on the basis of a year of 360 days, and in this Agreement, such rate expressed as an annual rate of interest for purposes of the Interest Act (Canada), shall be such rate multiplied by 365, or 366 where the period for which interest is being calculated includes 29 February, and divided by 360.

Subject to the provisions of this Section regarding the duration of Interest Periods for amounts of overdue interest, the Borrower may select, by irrevocable notice to the Agent, Interest Periods of one to twelve months, subject to availability, (or any Interest Period which may be acceptable to all Lenders) to apply to the LIBO Advances comprising any LIBO Borrowing.

The Borrower shall, from time to time in accordance with Section 3.10, select and give timely notice to the Agent (which shall promptly advise each Lender) of the Interest Period for each LIBO Advance comprising such Borrowing which shall commence upon the making of the LIBO Borrowing or at the expiry of any outstanding Interest Period applicable to the LIBO Advances comprising such Borrowing. If any Lender is not then able to obtain deposits in U.S. Dollars in the London interbank market for the applicable Interest Period in the applicable amount, the Lender shall so advise the Agent and the Agent shall so advise the Borrower, with a copy for each Lender, such Lender shall not be required to make the LIBO Advance requested and the Borrower may instead avail itself of any of the other availment options referred to in Section 3.6. If the Borrower fails to select an alternate availment option, the Borrower shall be deemed to have selected a Base Rate Advance. If the Borrower fails to select and give the Agent timely notice of an Interest Period for a LIBO Advance, the Borrower shall be deemed to have selected an Interest Period of one month. The Interest Period for any LIBO Advance under the Credit shall not extend beyond the Maturity Date or the date of any reduction of the Available Commitment as provided in Section 3.5 so as to prevent any repayment of a required amount on its due date.

If it shall become unlawful for any Lender to obtain funds in the London interbank market in order to fund or maintain any LIBO Advance or otherwise to perform its obligations hereunder with respect to any LIBO Advance, the right of the Borrower to request LIBO Advances from such Lender shall be and remain suspended from the occurrence of the condition causing such unlawfulness until such Lender notifies the Agent (which shall promptly notify the Borrower and the other Lenders) that such condition no longer exists. Upon the occurrence of the condition causing such unlawfulness, the affected Lender shall promptly give written notice of same to the Agent and the Agent shall in turn promptly give written notice of same to the Borrower (with a copy for the other Lenders) and, within three Business Days after such written notice has been given to the Borrower, at the option of the Borrower, the Borrower shall convert such LIBO Advances provided by such Lender into Prime Rate Advances, Base Rate Advances or Bankers' Acceptances or any combination thereof notwithstanding that such conversion does not occur on the last day of the Interest Period for such LIBO Advances but otherwise in accordance with Section 3.9. Until the condition causing such unlawfulness no longer exists, the Borrower shall only request Prime Rate Advances, Base Rate Advances or Bankers' Acceptances or any combination thereof instead of LIBO Advances from such Lender.

If the Borrower fails to select the duration of any Interest Period for a LIBO Advance or if for any reason whatsoever the Agent receives payment of the principal of any LIBO Advance other than on the last day of the Interest Period for such LIBO Advance or if for any reason whatsoever the Borrower converts LIBO Advances into Prime Rate Advances, Base Rate Advances or Bankers' Acceptances other than on the last day of the Interest Period for such LIBO Advances, the Borrower shall pay to the Agent on demand any amounts required to compensate the Lenders or the Agent for any losses or costs which any of them may incur as a result of such failure or payment.

4.4 Provisions Respecting Bankers' Acceptances.

4.4.1 Presentation and Form of Bankers' Acceptances. To facilitate the acceptance of Bankers' Acceptances hereunder, the Borrower shall from time to time as required by the Agent provide to the Agent (which shall then distribute to each Lender) an appropriate number of executed drafts drawn in blank by the Borrower upon such Lender, in the form prescribed by such Lender. The Borrower may, at its option, execute any draft so presented by the facsimile signatures of any two designated signing officers of the Borrower, and the Borrower and the Agent and each of the Lenders are hereby authorized to accept or pay, as the case may be, any draft of the Borrower which purports to bear such facsimile signatures notwithstanding that any such individual has ceased to be a designated signing officer of the Borrower. Any such draft or Bankers' Acceptance shall be as valid as if he or she were a designated signing officer of the Borrower at the date of issue of such Bankers' Acceptance. Any such draft or Bankers' Acceptance may be dealt with by the Agent or any Lender to all intents and purposes and shall bind the Borrower as if duly signed in the signing officer's own handwriting and issued by the Borrower, and the Borrower shall hold the Agent and each Lender harmless and indemnified against all loss, costs, damages and expenses arising out of the payment or negotiation of any such draft or Bankers' Acceptance on which a facsimile signature has been wrongly affixed. No Lender shall be liable for its failure to accept a Bankers' Acceptance as required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide executed drafts to the Agent on a timely basis.

4.4.2 Maturity of Bankers' Acceptances. Each Bankers' Acceptance shall mature on a Business Day which shall neither be less than 30 days nor more than 180 days after the date of acceptance of the draft by a Lender. No Bankers' Acceptance issued under the Credit may mature on a date later than the Maturity Date or so as to prevent any repayment of a required amount on the due date as provided in Section 3.5. The principal amount at maturity of a Bankers' Acceptance which matures and is satisfied by the Borrower on its date of maturity may be renewed as a Bankers' Acceptance or converted into an Advance on its date of maturity without any reduction of the amount of the Credit. A Bankers' Acceptance may not be prepaid. Each Bankers' Acceptance which forms part of one Borrowing shall mature on the same Business Day.

4.4.3 Lender's Proportions. The Agent, promptly following receipt of a Drawdown Notice requesting Bankers' Acceptances, shall (i) advise each Lender of the aggregate face amount of the Bankers' Acceptances to be accepted by it, and (ii) on the Drawdown Date advise each Lender of the applicable term and maturity date of the Bankers' Acceptances to be accepted by it, which term and maturity date shall be identical for all such Lenders. The aggregate face amount of Bankers' Acceptances to be accepted by a Lender shall be in accordance with its Lender's Proportion except that, if the face amount of a Bankers' Acceptance would not be Cdn.$100,000 or a whole multiple thereof, such face amount shall be increased or reduced by the Agent in its sole discretion to the nearest whole multiple of Cdn.$100,000.

4.4.4 Schedule 2 BA Settlement Procedures. Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred between a Schedule 2 BA Lender and the Agent for the account of the Borrower pursuant to Section 3.11 in respect of the sale of any Schedule 2 Bankers' Acceptance accepted by such Lender, the proceeds of sale thereof shall be deemed to be an amount equal to the BA Discount Proceeds calculated with respect thereto. Accordingly, in respect of any particular Schedule 2 Bankers' Acceptance accepted by it, a Schedule 2 BA Lender, in addition to its entitlement to retain the applicable Bankers' Acceptance Fee payable pursuant to Section 4.5:

  (a)
  shall be entitled to retain for its own account the amount, if any, by which the actual proceeds of sale thereof exceeds the BA Discount Proceeds calculated with respect thereto, and

  (b)
  shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale are less than the BA Discount Proceeds calculated with respect thereto.

4.4.5 Sale of Bankers' Acceptances. It shall be the responsibility of the Borrower to arrange in accordance with normal market practice for the sale on each Drawdown Date of the Bankers' Acceptances accepted by the Lenders on such Drawdown Date, and accordingly the Borrower shall advise the Agent (which shall promptly give the relevant particulars to each Lender) as soon as possible and in any event no later than 10:00 a.m. (Toronto time) on such Drawdown Date of the price payable for each such Bankers' Acceptance by the purchaser thereof and the Person who will be paying such price to and taking delivery of such Bankers' Acceptances from each Lender. Each Lender is hereby authorized to release each Bankers' Acceptance accepted by it to such Person on receipt of an amount equal to such price.

4.4.6 Payment of Bankers' Acceptances. On the date of maturity of each Bankers' Acceptance, the Borrower shall pay to the Agent for the account of each Lender the full face amount of each Bankers' Acceptance accepted by such Lender. The Agent, for the account of such Lender, shall be entitled to recover interest from the Borrower on demand at a rate of interest per annum equal to the rate of interest which would be payable to such Lender on a Prime Rate Advance as provided for in Section 4.1, compounded monthly, upon any monies paid by the Lender to the holder of any Bankers' Acceptance, payment of which has not been provided for by the Borrower in accordance with this Section from the date of maturity of such Bankers' Acceptance up to but excluding the date of payment of such amount and all interest thereon, both before and after demand, default, maturity and judgment. Such interest shall accrue from day to day for the actual number of days elapsed and the rate of interest per annum shall be calculated on the basis of a calendar year.

4.4.7 Deemed Prime Rate Advance. Any amount which a Lender pays to any third party on or after the date of maturity of a Bankers' Acceptance in satisfaction thereof shall be deemed to be a Prime Rate Advance made to the Borrower, shall be payable on demand and such Lender shall be entitled to all of the covenants and conditions and representations and warranties in favour of each Lender and the Agent contained in this Agreement. Each Lender shall make such payments to the other Lenders and shall cooperate with the other Lenders and the Agent to ensure that the liability of each Lender for any amount which a Lender pays to a third party on or after the date of maturity of a Bankers' Acceptance in satisfaction thereof and any out-of-pocket costs and expenses arising from such payment are borne by each Lender in its Lender's Proportion.

4.4.8 Prohibited Use of Bankers' Acceptances. The Borrower shall not enter into any agreement or arrangement of any kind with any Person to whom Bankers' Acceptances have been delivered whereby the Borrower undertakes to replace such Bankers' Acceptances on a continuing basis with other Bankers' Acceptances nor will the Borrower directly or indirectly take, use or provide Bankers' Acceptances as security for loans or advances from any other person.

4.4.9 Waiver. The Borrower shall not claim from a Lender any days of grace for the payment at maturity of any Bankers' Acceptances presented to and accepted by that Lender pursuant to this Agreement. The Borrower waives any defence to payment which might otherwise exist if for any reason a Bankers' Acceptance shall be held by a Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Bankers' Acceptance that is at any time held by a Lender in its own right.

4.4.10 Degree of Care. Any executed drafts to be used as Bankers' Acceptances which are delivered by the Borrower to a Lender need only be held in safekeeping with the same degree of care as if they were the Lender's property.

4.4.11 Indemnity. The Borrower agrees to indemnify and hold each Lender harmless from any loss or expense with respect to any Bankers' Acceptance dealt with by such Lender in accordance with this Agreement arising from any act by or failure to act on the part of the Borrower.

4.4.12 Obligations Absolute. The obligations of the Borrower with respect to Bankers' Acceptances under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

  (a)
  any lack of validity or enforceability of any draft accepted by a Lender as a Bankers' Acceptance; or

  (b)
  the existence of any claim, set-off, defence or other right which the Borrower may have at any time against the Holder of a Bankers' Acceptance, the Agent or a Lender or any other Person, whether in connection with this Agreement or otherwise.

4.5 Payment of Bankers' Acceptance Fee. The Borrower shall pay to each Lender in respect of each Bankers' Acceptance, the Bankers' Acceptance Fee applicable to such Bankers' Acceptance, which shall be deducted from the proceeds received by the Lender from the sale of the Bankers' Acceptance before the proceeds are transferred to the Agent in accordance with Section 3.11.

ARTICLE 5
ADDITIONAL DEBT

5.1 Inter-Company Subordinated Debt. Any Obligor may, from time to time, incur Inter-Company Subordinated Debt. No Lien may be granted by an Obligor in connection with any Inter-Company Subordinated Debt. Inter-Company Subordinated Debt will not be counted as Debt for the purpose of covenant calculations in this Agreement, except Sections 7.1.13 and 7.1.18 and all Applicable Margin calculations. Principal and/or interest may be paid by an Obligor at any time so long as at the date of payment no Default or Event of Default has occurred and is continuing or would occur as a result of payment.

5.2 Inter-Company Deeply Subordinated Debt. Any Obligor may, from time to time, incur Inter-Company Deeply Subordinated Debt. Interest and/or principal on Inter-Company Deeply Subordinated Debt may only be paid if it is permitted under Section 7.1.18, including without limitation if it is paid with Excluded Securities, or if new Inter-Company Deeply Subordinated Debt is created to fund the payment. The compound portion of interest on any Inter-Company Deeply Subordinated Debt may be paid at any time so long as no Default or Event of Default has occurred and is continuing or would occur as a result of such payment. No Lien may be granted by an Obligor in connection with any Inter-Company Deeply Subordinated Debt.

5.3 Senior Debt. Any Obligor may, from time to time, so long as no Default or Event of Default has occurred or would thereby result, incur Debt secured by an Additional Bond issued under the Trust Indenture or as otherwise agreed to by the Lenders in addition to that incurred hereunder ("Additional Senior Debt"), so long as such Debt does not have a shorter average term to maturity or security provisions more favourable to the lender thereunder than the Debt incurred pursuant to this Agreement. For greater certainty, Purchase Money Obligations and Supplier Obligations are not restricted by this Section.

5.4 Subordinated Debt. Any Obligor May, from time to time, incur Subordinated Debt and, if any Lien is granted with respect thereto, such Lien shall be subordinated and postponed in all respects to the Security. Subordinated Debt may only be incurred if Debt may then be incurred under this Agreement and, without limiting the generality of the foregoing, if the Borrower is in compliance with Section 7.1.17 before and after incurring the Subordinated Debt. The ability of an Obligor to incur any Subordinated Debt or to grant any such Lien will be subject to the condition precedent that such Obligor and the lender of the Subordinated Debt enter into a subordination and postponement agreement with the Trustee in form and content satisfactory to the Agent and the Majority Lenders.

ARTICLE 6
PREDISBURSEMENT CONDITIONS

6.1 Conditions Precedent to the Initial Utilization of the Credit. The obligation of each Lender to make its initial Advance available through the Agent or to accept severally the initial draft or bill of exchange as a Bankers' Acceptance hereunder as part of the initial Borrowing is subject to the conditions precedent that the Agent shall have received all of the following, each in full force and effect and in form and substance satisfactory to the Agent and the Lenders and in sufficient copies for each Lender:

  (a)
  duly executed copies of this Agreement and the agreements, documents and instruments contemplated herein including, without limitation of the foregoing, the Fee Agreement, the Agency Agreement and the Security;

  (b)
  satisfaction of the conditions set forth in the Fee Agreement and the Agency Agreement;

  (c)
  certified copies of the constating documents and by-laws of each of the Obligors or certificates confirming no change;

  (d)
  certified copies of the corporate proceedings taken by each Obligor authorizing the execution, delivery and performance of its obligations under this Agreement and all agreements, documents and instruments contemplated herein;

  (e)
  the opinion of Tory Tory DesLauriers & Binnington, counsel to the Obligors, addressed to the Agent, each Lender and Borden & Elliot;

  (f)
  the opinion of Borden & Elliot, counsel to the Agent and the Lenders, addressed to the Agent and each Lender; and

  (g)
  certificate of each Obligor with respect to insurance compliance, places of business, location of Property, etc. or certificates confirming no change.

The Security to be delivered upon the restatement of the Original Trust Indenture, as contemplated in the definition of the term Security, shall be delivered immediately following the initial utilization of the Credit.

6.2 Conditions Precedent to all Utilizations of the Credit. The obligation of each Lender to make any Advance available through the Agent or to accept severally any draft as a Bankers' Acceptance hereunder as part of a Borrowing is subject to the conditions precedent that:

  (a)
  no Default or Event of Default has occurred and is continuing on the Drawdown Date;

  (b)
  the terms and conditions of this Agreement upon which the Borrower may obtain an Advance or a Bankers' Acceptance as part of a Borrowing have been fulfilled; and

  (c)
  the Agent has received a Drawdown Notice for the Borrowing in accordance with Section 3.10.

6.3 Waiver. The terms and conditions set forth in Article 6 are inserted for the sole benefit of the Agent and the Lenders and may be waived by the Agent and the Lenders in whole or in part (and with or without terms or conditions) at any time in respect of any utilization of the Credit without prejudicing the right of the Agent or the Lenders to assert these terms and conditions in whole or in part in respect of any other utilization of the Credit.

6.4 Security. As security for the Obligations, the Borrower shall grant and maintain (or cause to be maintained) the Security. The Borrower acknowledges that this Agreement, the Security and all instruments or documents created pursuant thereto have been prepared based upon the laws of Canada and Ontario applicable thereto in effect at the date of execution and delivery and that such laws may change. The Borrower agrees that the Lenders shall have the right to require that the forms of Security be amended to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Trustee the interests or security interests intended to be created thereby, except that in no event shall the Lenders require that any such amendment be effected if the result thereof would be to grant to the Trustee greater rights than are otherwise contemplated herein or therein. The Borrower agrees that should there be a change of law, whether arising as a result of statutory amendment, court decision or otherwise which could affect the binding nature, validity or enforceability of the Security, the Lenders shall be under no obligation to continue to make Advances available to the Borrower or to accept any draft as a Bankers' Acceptance hereunder but may continue to do so at their discretion. Upon extinguishment of the Credit and the payment in full of all Obligations, the Agent on behalf of itself and each of the Lenders agrees to return the Bond to the Trustee for cancellation.

ARTICLE 7
COVENANTS

7.1 Covenants of the Borrower. The Borrower covenants and agrees with the Agent and with each Lender that during the term of this Agreement it shall comply with the following covenants and shall cause each other Obligor to comply with each of the following covenants that are expressed to apply to the Obligors.

7.1.1 Payments, etc. The Obligors will duly and punctually pay all sums of money due and payable by them under the terms of this Agreement and the Security at the times and places and in the manner provided herein or in the Security.

7.1.2 Operation of Business. The Obligors will carry on the Business in accordance with sound business practice and in compliance with Applicable Laws and regulations and from time to time they will promptly provide the Agent or each Lender through the Agent all reasonable information requested by the Agent concerning the Security and the business, Property and financial condition of any Obligor.

7.1.3 Inspection of Records, etc. The Obligors will at any reasonable time and from time to time, permit representatives of the Agent and the Lenders, who:

  (a)
  need not be employees of the Agent or the Lenders; and

  (b)
  have executed and delivered an agreement in favour of the Obligors and the Agent to use any information obtained as a result of any inspection, examination or audit hereinafter referred to only for the purposes of this Agreement and in the manner provided for in Section 15.1; and

  (c)
  have established to the reasonable satisfaction of the Obligors and the Agent that there is no inherent conflict of interest between the business and clientele of any such representative and the Business and clientele of an Obligor (it being agreed that the relationship between any Lender and any Obligor shall not be considered such a conflict for the purposes hereof);

  to inspect any Property of an Obligor which is subject to the Lien of the Security and to examine, copy and audit the books, accounts and records of the Obligors relating to the Borrowings, the use of funds derived from the Borrowings by an Obligor, the accounts referred to in Section 3.11 or any Property of an Obligor which is subject to the Lien of the Security including without limitation the computer databank and computer software system of an Obligor provided however, that such inspection, examination or audit does not unreasonably interfere with the operations of an Obligor or does not breach the provision of any agreement relating to confidentiality with respect to the computer databank and computer software system of an Obligor and provided further that until the Agent or the Lenders or the Trustee appoint a receiver (whether interim or not), manager, receiver-manager, liquidator, trustee or similar officer under, or take steps to enforce all or any part of the Security, such representatives may not copy any portion of the books, accounts and records of an Obligor which would disclose any information which would identify any particular customer of an Obligor or the usage made by a particular customer or group of customers of the services offered by an Obligor.

7.1.4 Insurance. The Obligors will comply with section 5.4 and any other provisions of the Trust Indenture concerning insurance, and in addition shall ensure that, with respect to any proceeds of insurance, such proceeds are dealt with in accordance with any Bondholder's Resolution (as defined in the Trust Indenture) relating thereto.

7.1.5 Licenses, etc. The Obligors will obtain and maintain as and when required all consents, licences and permits which may be necessary for them to operate the Business.

7.1.6 Financial Statements. Within 120 days after the end of each fiscal year, each Obligor will cause to be prepared and delivered to the Agent with a copy for each Lender, in the case of the Borrower on a Consolidated basis, and in the case of each Restricted Subsidiary on an unconsolidated basis, financial statements of each Obligor, consisting of (i) a balance sheet, (ii) a statement of income and retained earnings and (iii) a statement of changes in the financial position, all prepared in accordance with GAAP, together with a report of its independent auditors, a firm of nationally recognized chartered accountants.

7.1.7 Annual Budget. Within 120 days after the end of each fiscal year, the Borrower, on a Consolidated basis, will prepare and deliver to the Agent with a copy for each Lender a Budget, a Forecast for the next following three fiscal years and a certificate concerning Capital Expenditures substantially in the form of Schedule G to this Agreement.

7.1.8 Quarterly Reporting Documents. Within 60 days after the end of each fiscal quarter, the Borrower, on a Consolidated basis, will prepare and deliver to the Agent with a copy for each Lender the Quarterly Reporting Documents.

7.1.9 Material Changes from Budget, etc. The Obligors shall promptly advise the Agent of any material changes in the status of matters contained or reflected in the Forecast or the Budget and shall promptly furnish the Agent with a copy for each Lender with detailed information as to any material changes proposed to the Forecast or the Budget so that they shall remain current at all times.

7.1.10 Security Review. The Obligors will from time to time at the request of the Agent, make available to the Agent and its solicitors and its authorized representatives all documents and information as may be reasonably required, to enable them to make a comprehensive review of the Security held in respect of the indebtedness and liability of any Obligor to the Agent and the Lenders, will give all assistance as may be reasonably required in making such review and will promptly take any action reasonably requested by the Agent to maintain, or to remedy any invalidity in, any Security held or intended to be held by the Trustee for and on behalf of the Agent and the Lenders pursuant to this Agreement, provided, however, that such review does not unreasonably interfere with the operations of an Obligor.

7.1.11 Purchase Money and Supplier Obligations. The Borrower, on a Consolidated basis, will not permit to be outstanding at any time:

  (a)
  Supplier Obligations, whether directly or indirectly incurred, in excess of Cdn. $100,000,000; and

  (b)
  Purchase Money Obligations other than:

  (i)
  those relating solely to the acquisition of the Borrower's premises at 1 Mount Pleasant Road, Toronto, not exceeding an aggregate principal amount of $25,125,000; and

  (ii)
  those relating solely to a proposed mortgage on the Borrower's premises at 321 Bloor Street East, Toronto, not exceeding an aggregate principal amount of $25,000,000; and

  (iii)
  those under which (A) the aggregate principal amount incurred in any fiscal year of the Borrower does not exceed $25,000,000, and (B) the aggregate principal amount outstanding at any time does not exceed 10% of the Borrower's tangible Property on a Consolidated basis (being the gross book value of all of the Borrower's Property less the aggregate of (w) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements, organizational expenses and other like intangibles, (x) unamortized debt discount and expenses, (y) all reserves for depreciation, obsolescence, depletion and amortization of its Property, and (z) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by the Borrower).

      For greater certainty, the Purchase Money Obligations permitted by items (i) and (ii) above are in addition to Purchase Money Obligations permitted under item (iii) above.

7.1.12 Changes to Licenses, etc. No Obligor will, without the prior written consent of the Majority Lenders, transfer, sell or otherwise dispose of or agree to a material adverse alteration in any manner of any licence, permit or consent held by it from any regulatory authority permitting it to operate the Business.

7.1.13 Investments. No Obligor will make any Investment if either before or as a result of such Investment the ratio of Debt (including Inter-Company Subordinated Debt) to Annualized Operating Cash Flow of the Borrower, on a Consolidated basis, exceeds (or would exceed) 4.0 to 1, except for the following Investments made when no Default or Event of Default has occurred or would occur as a result:

  (a)
  Investments in businesses which carry on Wireless Communications Services and, subject to the limit specified in Section 7.1.33, Wireline Communications Services, provided that any acquired entity that is a Subsidiary shall, unless prohibited by Applicable Law, become a Restricted Subsidiary;

  (b)
  loans up to an aggregate of Cdn. $20,000,000 at any time to employees pursuant to benefits available to the employees of an Obligor from time to time;

  (c)
  Investments by an Obligor in another Obligor;

  (d)
  Investments made which constitute Back to Back Share transactions as contemplated by the definition of Back to Back Shares;

  (e)
  (i)    Investments in marketable, direct obligations of Canada or the United States of America, or of any political agency or subdivision thereof maturing within 365 days of the date of purchase,

  (ii)
  Investments in commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $100,000,000 in lawful currency of Canada or the Equivalent Amount in U.S. Dollars and each of which conducts substantially all of its business in Canada, or the United States of America, maturing within 180 days from the date of the original issue thereof, and rated "R-1 low" or better by the Dominion Bond Rating Service, "P-2" or better by Moody's Investors Service, or "A-2" or better by Standard & Poors or an equivalent rating by any other recognized rating agency, or

    (iii)
    Investments in certificates of deposit issued or acceptances accepted by or guaranteed by a bank to which the Bank Act (Canada) applies or any other financial institution which is rated "AA" by Moody's Investor Services or by any company licensed to carry on the business of a trust company in one or more provinces of Canada having capital, surplus and undivided profits totalling more than $100,000,000 in lawful currency of Canada or the Equivalent Amount in U.S. Dollars, maturing within 365 days of the date of purchase;
  (f)
  Investments for which the payment is made using Excluded Assets or Excluded Securities;

  (g)
  Investments made in consideration of the transfer of Property to a joint venture, partnership or similar arrangement contemplated in Sections 7.1.23(a) or 7.1.23(g); and

  (h)
  Investments in the form of purchase and/or repayment of indebtedness for borrowed money of an Obligor from an arm's length (as that term is interpreted for the purposes of the Income Tax Act (Canada)) Person.

7.1.14 Annualized Operating Cash Flow to Pro Forma Debt Service Ratio. The Borrower, on a Consolidated basis, will not permit the ratio of Annualized Operating Cash Flow for any fiscal quarter to Pro Forma Debt Service for the twelve months next following such fiscal quarter and calculated at the end of such fiscal quarter, to be less than 1.1 to 1 at the end of any fiscal quarter.

7.1.15 Senior Debt to Annualized Operating Cash Flow Ratio. The Borrower, on a Consolidated basis, will not permit the Senior Debt to Annualized Operating Cash Flow Ratio for such fiscal quarter, calculated at the end of such fiscal quarter, to be greater than:

  (a)
  5.5 to 1 at the end of each fiscal quarter up to and including the fiscal quarter ending 31 December 1997;

  (b)
  5.0 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 1998 up to and including the fiscal quarter ending 31 December 1998;

  (c)
  4.75 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 1999 up to and including the fiscal quarter ending 31 December 2002;

  (d)
  4.25 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 2003 up to and including the fiscal quarter ending 31 December 2003; and
  (e)
  4.0 to 1 at the end of each fiscal quarter thereafter.

7.1.16 Operating Cash Flow to Consolidated Interest Expense Ratio. The Borrower, on a Consolidated basis, will not permit the ratio of Operating Cash Flow for any fiscal quarter to the Borrower's Consolidated Interest Expense for such fiscal quarter, calculated at the end of each fiscal quarter, to be less than 1.75 to 1 at the end of any fiscal quarter.

For the purposes only of this Section 7.1.16, "Consolidated Interest Expense" shall include all interest expense paid or accrued for Debt during such fiscal quarter plus any interest expense, to the extent that it is paid in cash, which represents interest on Inter-Company Subordinated Debt during such fiscal quarter plus interest expense to the extent paid in cash arising on the compound portion of the interest expense on Inter-Company Deeply Subordinated Debt during such fiscal quarter. For greater certainty, "Consolidated Interest Expense" shall exclude all interest expense relating to transactions contemplated in the definition of Back to Back Shares.

7.1.17 Debt to Annualized Operating Cash Flow Ratio. The Borrower, on a Consolidated basis, will not permit the ratio of Debt at any fiscal quarter to Annualized Operating Cash Flow for such fiscal quarter, calculated at the end of such fiscal quarter, to be greater than:

  (a)
  6.5 to 1 at the end of each fiscal quarter up to and including the fiscal quarter ending 31 December 1997;

  (b)
  6.0 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 1998 up to and including the fiscal quarter ending 31 December 1998;

  (c)
  5.75 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 1999 up to and including the fiscal quarter ending 31 December 2002;

  (d)
  5.25 to 1 at the end of each fiscal quarter beginning with the fiscal quarter ending 31 March 2003 up to and including the fiscal quarter ending 31 December 2003; and

  (e)
  5.0 to 1 at the end of each fiscal quarter thereafter.

7.1.18 Dividends and Distributions. No Obligor shall pay dividends (other than dividends payable in its capital stock) or make other distributions to shareholders or Affiliates of shareholders or make any payments in respect of any Inter-Company Deeply Subordinated Debt (other than the compound portion of interest on Inter-Company Deeply Subordinated Debt) if either before or as a result of such payment the ratio of Debt (including Inter-Company Subordinated Debt) to Annualized Operating Cash Flow of the Borrower, on a Consolidated basis, exceeds (or would exceed) 4.0 to 1, except for the following:

  (a)
  so long as no Default or Event of Default is occurring or would thereby result:

  (i)
  the cash payment of management fees up to a maximum of 2% of the total gross revenues of the Borrower, on a Consolidated basis, commencing 1 January 1997;

  (ii)
  payments of principal and interest on Inter-Company Subordinated Debt;

  (iii)
  payments of the compound portion of interest on any Inter-Company Deeply Subordinated Debt;

  (iv)
  payments of any kind from an Obligor to any other Obligor;

  (v)
  payments of any kind from an Obligor to Rogers for the purchase of Investments permitted by Section 7.1.13 on commercially reasonable terms; and

  (vi)
  a payment in connection with any transaction contemplated in the definition of Back to Back Shares, so long as simultaneously with or immediately after the payment substantially the same amount is received by an Obligor in connection with the same Back to Back Share transaction;

  (b)
  the payment of consulting fees paid in the ordinary course of business on commercially reasonable terms;

  (c)
  payments made in the ordinary course of business and on commercially reasonable terms in regard to fixed assets and/or operating expenses and operating and Capital Leases pursuant to sharing and/or service agreements with Affiliates;

  (d)
  any distributions made with the proceeds of Excluded Assets or Excluded Securities; and

  (e)
  royalty payments or other distributions by the Borrower to AT&T Canada Inc. or its Affiliates (collectively, "AT&T") pursuant to existing brand license and technology and marketing agreements between the Borrower and AT&T (which, among other things, permit the use of the brand "AT&T" by the Borrower) in the event that AT&T becomes a shareholder of the Borrower or.of an Affiliate of a shareholder of the Borrower, and any other payment made in the normal course of business on commercially reasonable terms by the Borrower to AT&T in such event.

7.1.19 Transactions with Affiliates re Fixed Property. No Obligor shall share fixed Property with Affiliates or other Persons except on commercially reasonable terms and with full disclosure of any material Property sharing arrangements to the Agent on behalf of the Lenders. The Borrower agrees, with respect to each agreement relating to material Property sharing arrangements, to cause such agreement to be assignable to the Trustee for and on behalf of the Bondholders, if such agreement is between the Borrower and one or more Affiliates, and if such agreement is between the Borrower and another Person or Persons, to use commercially reasonable efforts not involving payment to such Person or Persons to cause such agreement to be assignable to the Trustee for and on behalf of the Bondholders.

7.1.20 Encumbrances. Except for Permitted Encumbrances, no Obligor will create, affirm, incur or suffer to exist any Lien against any of its Property which is, or is intended to be, subject to the Lien of any of the Security.

7.1.21 Statutory Payments and Withholdings. Each Obligor agrees to make all payments, keep current all accounts which such Obligor is obliged to pay and comply with the provisions of the Employment Standards Act (Ontario) and the Pension Benefits Act (Ontario) as amended from time to time, such that no statutory deemed trust arises in an amount greater than Cdn.$500,000 in priority to any Lien created by the Security.

7.1.22 Business. No Obligor shall directly or indirectly change the basic nature of the Business.

7.1.23 Dispositions of Assets. No Obligor shall directly or indirectly permit to become the property of any other Person any portion of its Property other than as a result of:

  (a)
  dispositions of Property aggregating up to 15% of the book value of the Borrower's Consolidated Property, which shall be measured by comparing (i) the book value of Property proposed to be disposed of (based on the Borrower's Consolidated financial statements for the most-recently completed fiscal quarter) plus the book value of Property previously disposed of under this paragraph (a) to (ii) the total book value of the Borrower's Consolidated Property at the end of its most-recently completed fiscal quarter; or

  (b)
  distributions permitted by Section 7.1.18; or

  (c)
  corporate transactions permitted by Section 7.1.24; or

  (d)
  sales in the ordinary course of business; or

  (e)
  sales between Obligors; or

  (f)
  the sale by the Borrower of all or a portion of the Property comprising the cellular network in provinces east of Quebec, provided that the Borrower retains control of tie entity acquiring such Property; or

  (g)
  sales by the Borrower to a joint venture, partnership or similar arrangement engaged primarily in the Telecommunications Business entered into between an Obligor and another Person that is not an Affiliate of an Obligor, of Property having an aggregate net value of up to $25,000,000, which shall be measured based on the book value of Property sold at the end of the Borrower's most-recently completed fiscal quarter; or

  (h)
  dispositions of present and future accounts receivable having an aggregate book value of up to $150,000,000 at any time for the purposes of a securitization program established by the Borrower.

For greater certainty, the dispositions permitted by items (b) to (h) above are in addition to dispositions permitted under item (a) above.

7.1.24 Amalgamation, etc. No Obligor will liquidate or dissolve or directly or indirectly amalgamate, merge, reorganize or otherwise combine with any other Person other than amongst themselves or with Rogers Cantel Mobile Communications Inc., provided however, any such resulting Person will grant to the Trustee such security or other documentation and take such other actions as are required under the Trust Indenture.

7.1.25 Currency Hedging. At all times and until repayment of all Additional Senior Debt, the Obligors will utilize currency hedging techniques to hedge for a term at least equal to the lesser of, (a) five years; and (b) the remaining term of the Credit to the Maturity Date, on a weighted average basis, currency risk on a minimum of 50% of all Additional Senior Debt denominated in a currency other than Canadian Dollars in excess of the Equivalent Amount in Canadian Dollars of U.S. $25,000,000.

7.1.26 Ranking of Security. Except for Permitted Encumbrances, no Obligor will do anything to adversely affect the ranking or validity or enforceability of the Security.

7.1.27 Material Change. Each Obligor will forthwith advise the Agent in writing, with a copy for each Lender, of any material change in its business or financial condition.

7.1.28 Capital Expenditures. If the Senior Debt to Annualized Operating Cash Flow Ratio is less than 4.5 to 1, Capital Expenditures by the Borrower are not restricted by this Section 7.1.28. If the Senior Debt to Annualized Operating Cash Flow Ratio is equal to or greater than 4.5 to 1, the Borrower, on a Consolidated basis, shall not make Capital Expenditures in excess of 110% of those set out in that year's Budget. Any budgeted Capital Expenditures not spent in any of the previous fiscal years of the Borrower may be carried forward and added to the amount of Capital Expenditures otherwise permitted in any subsequent year, and it is agreed that the carried forward amount is $185,761,000 as of 31 December 1996. Any carried forward amount shall not be included as a budgeted Capital Expenditure in any subsequent year for the purpose of the threshold calculation set out above.

7.1.29 Fiscal Year End. Each Obligor shall maintain a fiscal year end of 31 December.

7.1.30 Permits, etc. Each Obligor shall obtain and maintain as and when required all permits, easements, rights of way and other similar rights necessary for it to operate the Business.

7.1.31 Modifications, etc. The Borrower shall not, without the prior written consent of the Majority Lenders, consent to or enter into any amendment, supplement or other modification of: (i) any subordination provision (including, without limitation, any provision of Article Twelve of, and the definitions of Debt, Senior Indebtedness, Designated Senior Indebtedness, Payment Default and Non-Payment Event of Default as they relate to any provision of Article Twelve contained in the Subdebt Trust Indenture) contained in any agreement or instrument evidencing or governing Subordinated Debt; (ii) any sinking fund provision or terms of required or permissible repayment or redemption or acquisition of Subordinated Debt contained in any agreement or instrument evidencing or governing any Subordinated Debt that has the effect of shortening the amortization thereof; (iii) any provision or any related definition which relates to the principal amount of the Subordinated Debt, the stated final maturity of the Subordinated Debt or defeasance in connection with the Subordinated Debt, (iv) any provision or any related definition which relates to any financial covenant contained in any agreement or instrument evidencing or governing Subordinated Debt if the effect of such amendment, supplement or other modification is to cause any such provision to be more onerous or burdensome to the Borrower; (v) any agreement or instrument evidencing or governing or any additional agreement or instrument relating to Subordinated Debt which provides for additional financial covenants binding upon the Borrower if such additional financial covenants are more onerous or burdensome to the Borrower; (vi) any provision or any related definition which relates to any event of default contained in any agreement or instrument evidencing or governing Subordinated Debt if the effect of such amendment, supplement or other modification is to reduce any cure or notice period provided in connection therewith or to cause such provisions to be made more onerous or burdensome to the Borrower; or (vii) any agreement or instrument evidencing or governing or any additional agreement or instrument relating to Subordinated Debt which provides for additional events of default binding upon the Borrower if such additional events of default are more onerous or burdensome to the Borrower.

7.1.32 Defeasance. The Borrower shall not make any payment in connection with defeasance of or enter into any other arrangement which has the economic effect of providing for payment in connection with defeasance of the Subordinated Debt without the prior written consent of the Majority Lenders.

7.1.33 Limitation of Investment in Wireline Communications Services. The Borrower, on a Consolidated Basis, shall not make Capital Expenditures or Investments or incur start-up costs that are capitalized in accordance with GAAP in respect of Wireline Communications Services in excess of an aggregate of $200,000,000 during the term of this Agreement.

7.2 Financial Covenant Acknowledgement. The Borrower acknowledges that the covenants in Sections 7.1.13 to 7.1.18 inclusive, 7.1.23, 7.1.25 and 7.1.28 and, to the extent calculated with reference to the Senior Debt to Annualized Operating Cash Flow Ratio, the definition of Applicable Margin, have been established and agreed upon on the basis of the accounting policies, practices and calculation methods or components thereof adopted by the Borrower, on a Consolidated basis, and reflected in the Quarterly Reporting Documents for the fiscal year ending 31 December 1996. If any Obligor changes any such accounting policies, practices or calculation methods or components thereof, the Borrower shall provide the Agent, with copies for all Lenders, with all information that the Agent requires to compare Quarterly Reporting Documents provided to the Agent after any change with previous Quarterly Reporting Documents. If the Borrower would be in compliance with all such covenants (based on the most recently delivered Budget and Forecast) using both the changed accounting policies, practices and calculation methods and components thereof and the previous ones, any such change may be adopted by the Borrower for the purpose of determining the ratios and calculations set out above. Otherwise, any such change made without the prior approval of the Majority Lenders shall not be effective for the purpose only of determining the ratios and calculations set out above and such ratios and calculations shall be construed, given effect to and enforced to the fullest possible extent as if such change had not been adopted or permitted.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

  (a)
  the Borrower defaults in the payment of any principal of any Advance or any amount owing by the Borrower pursuant to a Bankers' Acceptance or defaults in the payment of interest on any Advance and such default has continued for three Business Days after payment of interest is due;

  (b)
  an Obligor defaults in the payment of any fee or other amount payable to the Agent or any Lender hereunder when due (other than an amount referred to in (a) above) where such default has continued for five days after the Obligor has received notice from the Agent requiring that such fee or other amount be paid;

  (c)
  if any representation or warranty made by an Obligor in this Agreement or in any certificate, financial statement or other document or instrument furnished to the Agent or the Lenders pursuant to this Agreement or to the Trustee pursuant to the Trust Indenture is incorrect in any material adverse respect when made or deemed to have been made, except that, if the representation or warranty is corrected within 10 Business Days after the Obligor becomes aware that it is incorrect, upon such correction it shall be deemed not to constitute an Event of Default;

  (d)
  the breach by an Obligor of any provision of this Agreement or the Security which is not otherwise specifically dealt with under any other Section, where such breach has continued for 30 days after the Obligor has received notice from the Agent requiring compliance with that provision;

  (e)
  the presentation by an Obligor or any Person acting on behalf of an Obligor of a composition or arrangement or similar plan or scheme relating to an Obligor or the bringing of proceedings by an Obligor or any Person acting on behalf of an Obligor for an order that an Obligor be adjudged insolvent or bankrupt or for an order appointing a receiver (whether interim or not), manager, receiver-manager, liquidator, trustee or other similar officer of an Obligor or of all or any material portion of its Property, the making of a proposal by an Obligor or the making of an assignment by an Obligor for the general benefit of creditors or any similar action, all under any Canadian or other applicable law respecting insolvency or the granting of relief to debtors, or the taking of any action by an Obligor in furtherance of any of the aforesaid purposes;

  (f)
  the pronouncement of an order or decree by a court or governmental body of competent jurisdiction adjudging an Obligor to be insolvent or bankrupt, appointing a receiver, manager, receiver-manager, liquidator, trustee or similar officer of an Obligor or of all or any material portion of its Property, or appointing an interim receiver of an Obligor or of all or any material portion of its Property unless the appointment of such interim receiver is contested by such Obligor, as the case may be, diligently, in good faith and on a timely basis and is set aside within 21 days of the appointment of such interim receiver;

  (g)
  the appointment, other than by an order or decree by a court or governmental body of competent jurisdiction, of a receiver (whether interim or not), manager, receiver-manager, liquidator, trustee or similar officer of an Obligor or of all or any material portion of its Property unless the appointment of such receiver, manager, receiver-manager, liquidator, trustee or similar officer is contested by such Obligor, as the case may be, diligently, in good faith and on a timely basis and is rescinded or set aside within 21 days of such appointment;

  (h)
  the bringing of proceedings by any Person other than an Obligor or any Person acting on behalf of an Obligor for an order that such Obligor be adjudged insolvent or bankrupt or for an order appointing a receiver (whether interim or not), manager, receiver-manager, liquidator, trustee or other similar officer of an Obligor or of all or any material portion of its Property, unless such proceedings are contested by such Obligor diligently, in good faith and on a timely basis and are dismissed within 21 days of the bringing of such proceedings;

  (i)
  the levying of execution, attachment or similar process against any material portion of the Property comprising the Business unless such execution, attachment or process is withdrawn, released, vacated or stayed within 14 days of its entry, commencement or levy;

  (j)
  if any governmental licence, permit or consent material to the operation of the Business is cancelled or altered in any materially adverse way, including without limitation, the grant of rights or licences to more than one carrier other than the Borrower to provide cellular telephone services in any area proposed to be covered by the Business;

  (k)
  if accelerated demand for payment of any Debt shall be made in excess of Cdn.$10,000,000 (or the Equivalent Amount in Canadian Dollars if payable in any other currency) or if an Obligor or any Subsidiary of an Obligor fails to pay when due any Debt in excess of Cdn.$10,000,000 (or the Equivalent Amount in Canadian Dollars if payable in any other currency);

  (l)
  if any judgment is rendered against an Obligor, whether or not it is being contested diligently and in good faith by appropriate proceedings which has a material adverse effect on the ability of the Obligors to operate the Business;

  (m)
  if any of the Security becomes invalid or unenforceable or ceases to exist in the manner provided for in such Security or ceases to rank in accordance with the priority provided for therein or herein;

  (n)
  a Change in Control occurs; or

  (o)
  subject to Section 7.1.24, if the Borrower owns directly or indirectly less than a majority of the issued and outstanding capital stock having the right to participate in the residual equity of a Restricted Subsidiary or of the rights to participation in the profits of a Restricted Subsidiary that is not a corporation.

8.2 Acceleration and Termination of Rights. If a Default shall occur and be continuing, no Lender shall be under any further obligation to make Advances or to accept drafts as Bankers' Acceptances. To the extent permitted and in the manner prescribed by law, if an Event of Default shall occur and be continuing the Agent may, and, upon request of the Majority Lenders shall, by notice to the Borrower (i) declare all amounts of any nature payable under this Agreement to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) require the Borrower to deposit with each Lender the full principal amount at maturity of all Bankers' Acceptances then outstanding accepted by such Lender and issued by a Borrower, and upon such Event of Default and notice, all of the Security shall, subject to compliance with the Trust Indenture, become enforceable by the Lenders, the Agent, the Trustee or the duly authorized agents of any of them.

8.3 Payment of Bankers' Acceptances. Immediately upon the making of the demand by the Agent referred to in (ii) of Section 8.2, the Borrower shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit with each Lender at its Branch of Account the full principal amount at maturity of all Bankers' Acceptances then outstanding accepted by such Lender and issued by a Borrower, and the Borrower hereby unconditionally promises and agrees to deposit with each Lender the amount so demanded immediately upon such demand, which amount shall remain on deposit to be used only as provided for herein and the Borrower authorizes the Agent and each Lender to debit any of its accounts with the amount required to pay any such Bankers' Acceptances or to meet such demand, notwithstanding that such Bankers' Acceptances may be held by a Lender in its own right at maturity. Any deposit paid to a Lender pursuant to such a demand and any interest payable thereon shall be subject to the Lien of the Security, shall be applied against, and shall reduce to the extent of the amount of such deposit, the obligations of the Borrower to pay amounts then or thereafter payable under Bankers' Acceptances at the respective times such amounts shall become so payable. The amounts so deposited with a Lender shall earn interest from the date of such deposit at a daily rate of interest equal to the rate of interest payable for each day of deposit on deposits of similar amounts and maturity as then offered by such Lender. The amounts so deposited with a Lender and the interest earned on such amounts shall only become payable and owing to the Borrower if they have not been applied by the Lender against the obligations of the Borrower to pay amounts payable under Bankers' Acceptances or to pay any other Obligations under this Agreement and if no Event of Default is then continuing, in which case such amount shall become payable to the Borrower, at the Lender's Branch of Account.

8.4 Remedies Cumulative. The rights and remedies of the Agent and the Lenders under this Agreement, the Security and the other agreements contemplated in this Agreement and the Security are cumulative and are in addition to and not in substitution for any rights or remedies provided by law and any single or partial exercise by the Agent or the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Agent or the Lenders may be lawfully entitled for the same default or breach, and any waiver by the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lenders or the Agent shall be deemed not to be a waiver of any subsequent default.

8.5 Set-Off or Compensation. To the extent permitted and in the manner prescribed by law, in addition to and not in limitation of any rights now or hereafter granted under applicable law, but subject to the Trust Indenture and in particular section 11.1 thereof, if there occurs an Event of Default and notice has been given by the Agent to the Borrower pursuant to Section 8.2, the Agent and each Lender are authorized at any time and from time to time to the fullest extent permitted by law, without notice to the Borrower or to any other Person, any notice being expressly waived by the Borrower, to set-off and compensate and to apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, and any other indebtedness at any time owing by the Lender to or for the credit of or for the account of the Borrower, against and on account of the debts and liabilities of the Borrower due and payable to the Agent or that Lender under this Agreement, including without limitation, all claims of any nature or description arising out of or connected with this Agreement, irrespective of whether or not the Agent or that Lender has made any demand under this Agreement and although these debts or liabilities of the Borrower are contingent or unmatured.

ARTICLE 9
THE AGENT AND THE LENDERS

9.1 Authorization of Agent. Each Lender irrevocably appoints and authorizes the Agent to take all action as agent on its behalf and to exercise such powers and perform such duties under this Agreement as are delegated to the Agent by its terms, together with all powers reasonably incidental thereto. The Agent shall have only those duties and responsibilities of a solely mechanical and administrative nature which are expressly specified in this Agreement, and it may perform such duties by or through its agents or employees, but shall not by reason of this Agreement have a fiduciary duty in respect of any Lender. As to any matters not expressly provided for by this Agreement, the Agent is not required to exercise any discretion or to take any action, but is required to act or to refrain from acting (and is fully protected in so acting or refraining from acting) upon the instructions of the Lenders and such instructions shall be binding upon all Lenders, but the Agent is not required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

9.2 Disclaimer of Agent. The Agent makes no representation or warranty, and assumes no responsibility with respect to the due execution, legality, validity, sufficiency, enforceability or collectability of this Agreement or any instruments or documents referred to herein or relative hereto. The Agent assumes no responsibility for the financial condition of any Obligor, or for the performance of the obligations of any Obligor under this Agreement or any other agreement, instrument or document contemplated hereby. The Agent assumes no responsibility with respect to the accuracy, authenticity, legality, validity, sufficiency or enforceability of any documents, papers, materials or other information furnished by any Obligor or any other Person to the Agent on behalf of the Lenders. The Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or as to the use of the proceeds of the Credit or, unless the officers of the Agent active in their capacity as officers of the Agent on any Obligor's accounts have actual knowledge thereof or have been notified in writing or by telex thereof by an Obligor or a Lender, of the existence or possible existence of any Default or Event of Default. Neither the Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct. With respect to its Commitment, The Bank of Nova Scotia shall have the same rights and powers hereunder as any other Lender, and may exercise the same as though it were not performing the duties and functions delegated to it as Agent hereunder.

9.3 Repayment by Lenders to Agent. Unless the Agent has been notified in writing by the Borrower, not less than one Business Day prior to the date on which any payment to be made by the Borrower hereunder is due, that the Borrower does not intend to remit such payment, the Agent may, at its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, at its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's Proportion of such assumed payment. If it proves to be the case that the Borrower has not in fact remitted such payment to the Agent, the Agent shall promptly notify each Lender and each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with usual banking practice for advances in the currency in which such payment is due to banks of like standing to such Lender.

9.4 Obligation of Agent. Except as otherwise specifically provided for in this Agreement, the Agent shall promptly notify each Lender in writing by telefacsimile upon receipt of each notice and shall deliver by letter all other written communications furnished by an Obligor to the Agent on behalf of the Lenders pursuant to this Agreement, including without limitation copies of financial reports and certificates which are to be furnished to the Agent pursuant to Articles 7 and 8. The Agent will notify each Lender in writing by telefacsimile and each Lender will notify the Agent in writing by telefacsimile which will then notify the other Lenders in writing by telefacsimile of any Event of Default of which any of them becomes aware.

9.5 Reliance by Agent. The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and shall be entitled to rely and shall be protected in relying as to legal matters upon opinions of independent legal advisors selected by it.

9.6 Business of Agent. The Agent may, without any liability to account, accept deposits from and lend money to and generally engage in any kind of banking, or other business with each Obligor and/or Rogers as if it were not the Agent.

9.7 Acknowledgement of Lenders. It is acknowledged and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor. Accordingly, each Lender confirms to the Agent that it has not relied, and will not hereafter rely, on the Agent, (i) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by an Obligor under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent) or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

9.8 Indemnification of Agent. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by any of the Obligors), rateably according to its Lender's Proportion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions therein contemplated, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Lender's Proportion of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Obligors.

9.9 Sharing Among the Lenders. The Lenders agree among themselves that, except as otherwise provided for in this Agreement or unless Aggregate Outstandings are not in each Lender's Proportion, all sums received by a Lender relating to this Agreement or by virtue of the Security (other than in respect of the Operating Credit or a Swap Agreement) whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross-action or as proceeds of realization of any security or otherwise, shall be shared by each Lender in its Lender's Proportion and each Lender undertakes to do all such things as may be reasonably required to give full effect to this Section, including without limitation, the purchase from other Lenders of such notes or a portion thereof by the Lender who has received an amount in excess of its Lender's Proportion as shall be necessary to cause such purchasing Lender to share the excess amount rateably in its Lender's Proportion with the other Lenders. If any sum which is so shared is later recovered from the Lenders who originally received it, the Lender shall restore its Lender's Proportion of such sum to such Lenders, without interest.

9.10 Taking and Enforcement of Security. Each of the Lenders hereby acknowledges that to the extent permitted by applicable law, the Security and the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under the Security are to be exercised not severally, but collectively by the Agent and/or the Trustee upon the decision of the Majority Lenders or as provided in the Trust Indenture; accordingly, notwithstanding any of the provisions contained herein or in the Security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Majority Lenders provided that notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent the exigencies of the situation so warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders; each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority Lenders, it shall co-operate fully with the Agent to the extent requested by the Agent.

9.11 Successor Agent. The Agent may, as hereinafter provided, resign at any time by giving written notice thereof to the Lenders and the Obligors. Upon receipt of notice by the Lenders of the resignation of The Bank of Nova Scotia as Agent, the Majority Lenders may, within 21 days, appoint a successor agent ("the Successor Agent") who shall be acceptable to the Obligors acting reasonably. If no Successor Agent shall have been so appointed and shall have accepted such appointment within 21 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a Successor Agent who shall be acceptable to the Obligors acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its further duties and obligations as Agent under this Agreement and the Security. If no Successor Agent shall have been appointed by the Lenders or the retiring Agent within 60 days after the retiring Agent's giving of notice of resignation, the retiring Agent shall nevertheless be discharged from its further duties and obligations as Agent under this Agreement and the Security. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 9 shall continue to enure to its benefit and be binding upon it as to any actions taken or omitted to be taken by it while it was Agent hereunder.

9.12 Provisions Operative Between Lenders and Agent Only. Except for the provisions of Section 9.11 and this Section 9.12, the provisions of this Article 9 relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and no Obligor shall have any rights or obligations under or be entitled to rely for any purposes upon such provisions.

ARTICLE 10
EXPENSES, TAXES AND INCREASED COSTS

10.1 Expenses and Indemnity. All statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Agent or the Lenders by an Obligor under this Agreement shall be supplied without cost to the Agent or the Lenders. The Borrower shall, whether or not any or all of the transactions hereby contemplated are consummated, pay all out of pocket costs, including without limitation, all legal and consultants' fees and other expenses and all sales, goods and services taxes payable under the laws of Canada with respect thereto incurred by the Agent, the Lenders and the Trustee from time to time in the documentation, preparation, negotiation, execution, operation, administration and the enforcement of this Agreement and any other agreement or Security contemplated by this Agreement and of security review, inspection and appraisal at reasonable intervals. The Borrower shall indemnify the Agent and each Lender against any loss or expense which the Agent or such Lender may sustain or incur as a consequence of (i) any representation or warranty of an Obligor which was incorrect at the time it was made or deemed to have been made, (ii) a default by an Obligor in the payment of any sum due hereunder, including, but not limited to, all sums (whether in respect of principal, interest or any other amount) paid or payable to lenders of funds borrowed by the Agent or a Lender in order to fund the amount of any such unpaid amount to the extent the Agent or a Lender is not reimbursed pursuant to any other provisions of this Agreement, (iii) the failure of the Borrower to make any drawdown under the Credit after notice therefor has been given under this Agreement and (iv) any other default by an Obligor. A certificate of the Agent or the affected Lender, together with supporting documentation, as to the amount of any such loss or expense shall constitute prima facie evidence as to the amount thereof, in the absence of manifest error.

10.2 Increased Costs. If after the date hereof, any Applicable Law or the adoption of any Applicable Law, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender (or its Branch of Account) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

  (a)
  shall subject any Lender (or its Branch of Account) to any tax, duty or other charge, or shall cause the withdrawal or termination of any previously available exemption from any tax, duty or other charge, with respect to the unutilized portion of its Commitment, its obligation to make Advances or its Advances or with respect to its obligation to accept Bankers' Acceptances or its Bankers' Acceptances or shall change the basis of taxation of payments to any Lender (or its Branch of Account) including the principal of or interest on its Advances or any fees payable hereunder or any other amounts due under this Agreement (except for changes in the rate of taxes measured by or imposed on the overall net income of such Lender or its Branch of Account imposed by the jurisdiction of incorporation of such Lender, the jurisdiction in which such Lender's principal executive office or Branch of Account is located or a jurisdiction in which such Lender is subject to taxation without regard to this Agreement and the documentation entered into pursuant thereto and except for changes in any such jurisdiction in the method of calculation of net income for income tax purposes where any such change is applicable to corporations generally regardless of whether they are lenders); or

  (b)
  shall impose, modify or deem applicable any reserve, deemed reserve, special deposit or similar requirement against Property of, deposits with or for the account of, or credit extended or committed to be extended by any Lender or its Branch of Account or shall impose on any Lender (or its Branch of Account) any other condition affecting its obligation to permit Advances or affecting outstanding Advances including, without limitation, the amount of capital required or expected to be maintained by any Lender as a result of entering into this Agreement or its Commitment or in respect of its outstanding Advances;

and the net result of any of the foregoing is to increase the cost to such Lender (or its Branch of Account) of maintaining its Commitment, making or maintaining any Advance or accepting any draft as a Bankers' Acceptance, or to reduce the amount of any sum received or receivable by such Lender (or its Branch of Account) or the rate of return on such Lender's capital or assets as a consequence of its Commitment under this Agreement or with respect hereto, by an amount deemed by such Lender to be material, then within 15 days after each demand by such Lender claiming compensation, setting forth the additional amount or amounts to be paid to it hereunder and the basis thereof, the Borrower agrees to pay promptly to such Lender such additional amount or amounts incurred prior to such demand as will compensate such Lender for such increased costs or deductions; provided, however, that in no event shall such compensation be claimed by a Lender for a prior period in excess of 90 days. Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Branch of Account, as the case may be, if such designation will avoid the need for or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

        A certificate of any Lender claiming compensation under this Section setting forth the additional amount or amounts (which additional amounts may be calculated by such Lender on the basis of reasonable estimates or averaging methods) to be paid to it hereunder and the basis therefor shall be conclusive in the absence of manifest error. If any Lender demands compensation under this Section, the Borrower may at any time, upon at least four Business Days' prior notice to such Lender, which notice shall be irrevocable, prepay in full, without penalty but subject to the provisions of Section 4.3, the then outstanding Advances of such Lender together with accrued interest thereon to the date of repayment and all such compensation to the date of repayment.

10.3 Interest on Certain Overdue Amounts. If the Borrower fails to pay any amount payable hereunder (other than principal, interest thereon or interest upon interest which is payable as otherwise provided in this Agreement) on the due date, the Borrower shall, on demand, from time to time by the Agent, pay interest on such overdue amount to the Agent from such due date up to the date of actual payment, both before and after demand, default or judgment, at a rate of interest per annum equal to the sum of the Prime Lending Rate (adjusted automatically upon any change by the Reference Lenders) plus 0.75% per annum, compounded monthly. Such interest shall accrue from day to day on such overdue amount remaining unpaid from time to time and shall be calculated on the basis of a calendar year for the actual number of days elapsed.

10.4 Payment of Certain Amounts. If the Borrower fails to pay to the Agent or the Lenders when due any amounts owing under this Agreement for the Stand-by Fee, interest or any other sum (other than principal) from time to time due to the Agent or the Lenders, the Agent, without prejudice to any remedy the Agent or the Lenders may have pursuant to this Agreement and without notice to, or authorization by, the Borrower and without regard to minimum amounts or whole multiples or any other restriction contained in this Agreement, may elect, at any time and from time to time, to draw down from the unused amount of the Available Commitment under the Credit and to pay to itself or the Lenders, a corresponding amount which shall be deemed to be a Prime Rate Advance or a Base Rate Advance, as determined by the Agent, to the Borrower under this Agreement and shall be payable on demand and the Agent or the Lenders, as the case may be, shall be entitled to all of the covenants and conditions and representations and warranties in favour of the Agent and the Lenders contained in this Agreement.

ARTICLE 11
NOTICE

11.1 Address for Notice. Notice to be given hereunder shall, save as otherwise specifically provided, be in writing to the party or parties for whom it is intended and shall not be deemed received until actual receipt thereof by such party or parties. Any facsimile notice shall be deemed to have been received on transmission if sent prior to 3:00 p.m. Eastern Time on a Business Day and, if not, on the next Business Day following transmission. The mailing addresses and telecopier numbers, if any, of the parties hereto for the purposes hereof shall be those set out immediately below the names of such parties on the signature pages hereof or such other mailing addresses and telecopier numbers as such parties from time to time may notify the others as aforesaid.

ARTICLE 12
GOVERNING LAW AND JUDGMENT CURRENCY

12.1 Governing Law. The parties agree that this Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Ontario and of Canada applicable therein.

12.2 Judgment Currency. If for the purpose of obtaining judgment in any court, it is necessary to convert an amount due hereunder or under any instrument delivered hereunder from the currency in which it is due (the "Original Currency") into another currency (the "Second Currency") the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the simple average of the Reference Lenders' noon spot buying rates at which the Agent could purchase the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. The obligation of any Obligor in respect of any Original Currency due from it to the Agent or the Lenders hereunder or any instrument or agreement delivered hereunder shall, notwithstanding any judgment in the Second Currency be discharged by a payment made to the Agent or the Lenders on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency which may be so purchased is less than the amount originally due in the Original Currency, the Obligors shall as a separate and independent obligation and notwithstanding any such payment or judgment indemnify the Agent or the Lenders against such deficiency.

ARTICLE 13
ADDITIONAL LENDERS,
SUCCESSORS AND ASSIGNS

13.1 Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the Agent, each Lender, each Obligor and their respective successors and assigns, except that an Obligor shall not assign any rights or obligations with respect to this Agreement or any of the agreements contemplated hereby without the prior written consent of each Lender and that no Lender shall assign any rights or obligations with respect to this Agreement or any agreements contemplated hereby without the prior written consent of the Borrower, which shall not be unreasonably withheld.

        Any Lender may, upon notification to the Agent and upon payment to the Agent of an administration fee of $2,000, assign to one or more financial institutions any of its rights and obligations under this Agreement provided that (i) each such assignment shall be in an amount of Cdn. $15,000,000 or more; and (ii) such Lender after such assignment shall retain at least Cdn. $15,000,000 of the maximum amount of its original Commitment hereunder or no Commitment hereunder; and (iii) the assignor, the permitted assignee and the Agent have each executed an Assignment Agreement. Upon completion of any such assignment, the obligations of the assignor and the assignee under this Agreement shall be several and not joint and several and neither the assignor nor the assignee shall be responsible in any way for the Commitment of the other.

        In the regular course of each Lender's commercial banking business such Lender may from time to time sell participating interests in the Advances and the Bankers' Acceptances to other financial institutions ("Participants"). In each such case, the original Lender shall remain responsible for the fulfillment of its obligations hereunder and such sale shall not adversely affect any Obligor.

        Notwithstanding any of the above, any Lender may (i) assign any of its rights and obligations under this Agreement to an Affiliated Lender provided that such assignment shall not adversely affect any Obligor and/or (ii) sell participating interests to an Affiliated Lender without the consent of any other party to this Agreement except that in any such case the original Lender shall remain responsible for the fulfillment of its obligations hereunder and such sale shall not adversely affect any Obligor.

        Each Lender agrees that it will not assign any portion of its Commitment hereunder to any Person who is a "non-resident person" as that term is used in section 212 of the Income Tax Act (Canada).

        If, at the time of an assignment, any assignment is made to a Lender (including an Affiliated Lender) in contravention of the preceding paragraph and withholding tax or similar deduction is required to be paid pursuant to Applicable Law, then any payment made pursuant to this Agreement to such Lender shall be made net of such tax or deduction, which tax or deduction shall be for the account of such Lender.

        The Agent shall maintain at its address referred to herein a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under the Credit of, and principal amount of the Borrowings owing under the Credit to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and each of the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 14
RESTRICTED SUBSIDIARIES

14.1 Designation of Restricted Subsidiaries. The Borrower may from time to time by notice to the other parties hereto and the Trustee designate a Subsidiary as a "Restricted Subsidiary" for all purposes of this Agreement and the Trust Indenture (a "Restricted Subsidiary"). Any such Restricted Subsidiary shall be a Restricted Subsidiary subject to:

  (a)
  compliance by the Borrower with all requirements of the Trust Indenture concerning the designation of Restricted Subsidiaries;

  (b)
  delivery to the Agent, with copies for each of the Lenders, of copies of all documents delivered under the Trust Indenture in connection with the designation of the Restricted Subsidiary;

  (c)
  delivery to the Agent of certified copies of the corporate proceedings taken by the Borrower and any other Restricted Subsidiary authorizing the execution, delivery and performance of the pledge of shares of the new Restricted Subsidiary in accordance with the Trust Indenture;

  (d)
  delivery to the Agent of an agreement of the Restricted Subsidiary in favour of the Agent and the Lenders in the form of Schedule D to this Agreement.

        The Agent will execute a Unanimous Bondholders Resolution (as defined in the Trust Indenture) allowing a Restricted Subsidiary to become an Unrestricted Subsidiary under the Trust Indenture and this Agreement only when directed to do so by the Majority Lenders.

        For the purpose of calculating Operating Cash Flow, should a Subsidiary during any quarter be designated as a Restricted Subsidiary, such Subsidiary's Operating Cash Flow shall be included in the calculation of Consolidated Operating Cash Flow for the entirety of such fiscal quarter. If a Restricted Subsidiary becomes an Unrestricted Subsidiary during any fiscal quarter, such Subsidiary's Operating Cash Flow shall be excluded from Consolidated Operating Cash Flow for the entirety of such fiscal quarter.

ARTICLE 15
MISCELLANEOUS

15.1 Sharing of Information. The Obligors authorize the Agent, each Lender, their agents, employees, auditors, legal counsel and any other Person retained by any of them to share with each other and with any lending institution to which any Lender now has or hereafter grants or proposes to grant participations (whether funded or unfunded) in or transfers or assigns or proposes to transfer or assign any of its rights and obligations with respect to this Agreement, any agreement contemplated hereby or in the security created in connection therewith, any information possessed by any of them relating to an Obligor or Rogers which pertains to this Agreement including, without limitation, information relating to the financial condition or operations of an Obligor or Rogers, the debts and liabilities of an Obligor or Rogers under or in connection with this Agreement, payments received by the Agent or a Lender from an Obligor or Rogers, or information contained in or related to any certificate provided hereunder or otherwise or obtained as a result of inspections of the books, accounts and records of an Obligor. Subject to disclosure to the Persons described above and to governmental, legal or regulatory authorities as required by Applicable Law and until the Agent, the Lenders or the Trustee appoint a receiver (whether interim or not), manager, receiver-manager, liquidator, trustee or similar officer under, or take steps to enforce this Agreement and/or all or any part of the Security, the Agent and each Lender agrees to keep secret any information obtained from any inspection by any representative of the Agent or a Lender of the books, accounts and records of an Obligor or Rogers, including without limitation, the computer databanks and computer software systems of an Obligor subject always to the provisions of any agreement relating to confidentiality with respect to the computer databank and computer software system of an Obligor.

15.2 Severability. Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions hereof which shall be deemed severable from such prohibited or unenforceable provision and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.3 Survival of Representations and Warranties. The representations and warranties made in this Agreement shall survive the execution of this Agreement and all other agreements provided for or contemplated hereby and each utilization of the Credit by the Borrower hereunder, including without limitation each conversion, shall be deemed to be a repetition of such representations and warranties as of the date of each utilization and the Agent and each Lender shall be deemed to have relied upon such representations and warranties at each such time.

15.4 Amendment, Supplement or Waiver. No amendment, supplement, waiver or consent provided for by any provision of this Agreement or any other agreement or instrument contemplated by this Agreement, shall in any event be effective unless the same shall be in writing and executed:

  (a)
  by all Lenders, in the case of an amendment to any provision having the effect of increasing the amount of the Available Commitment beyond Cdn.$800,000,000 or the Equivalent Amount in U.S. Dollars, changing Bankers' Acceptance Fees or any of the interest rates due on Advances, extending the term of the Credit, changing the repayment provisions of the Credit, changing the definition of Majority Lenders, making any change to this Section, altering or releasing the Security in any respect, changing any of the other fees provided for herein, or changing any other provision of this Agreement which expressly requires the approval of all Lenders; and

  (b)
  by the Majority Lenders, in the case of any amendment, supplement, waiver or consent not expressly provided for above or elsewhere in this Agreement; and

  (c)
  by the Agent, in the case of any amendment, supplement, waiver or consent of a clerical or administrative nature.

No Lender's Proportion shall be changed without the consent of that Lender. Any amendment or supplement (other than as provided for in Article 9) shall also be executed by the Borrower. Any such amendment, supplement, waiver or consent shall be binding upon each of the Lenders but only in the specific instance and for the specific purpose for which given. No waiver or act or omission of all Lenders, the Majority Lenders or the Agent shall extend to or be taken in any manner whatsoever to affect any subsequent Default or Event of Default or the rights resulting therefrom.

15.5 Paramountcy of Credit Agreement. The terms of this Agreement shall govern the Security as if recited in all respects therein, and that in the event of any conflict or inconsistency between the terms of this Agreement and those of the Security, the terms of this Agreement shall in every respect govern. For the purpose only of this Section, this Agreement shall not include any schedules hereto relating to the Security.

15.6 Waiver of Immunities. To the extent that an Obligor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its Property, each Obligor hereby irrevocably waives such immunity in respect of its obligations under this Agreement or any agreements or instruments contemplated by this Agreement.

15.7 Set-Off. The Borrower represents and warrants that there does not exist any fact or matter which would permit any of the Obligors or Rogers to bring any action or defence against any other or others of them, whether based in contract or tort, law or equity, which might reasonably be expected to affect the rights or obligations of any of them under this Agreement, the Security or otherwise. Until repayment in full of all of the debts, liabilities or obligations under this Agreement, the Security or otherwise or until such debts, liabilities or obligations under this Agreement, the Security or otherwise, whether contingent or actual, are satisfied and no longer outstanding, the Borrower shall ensure that none of them shall, now or in the future, bring any action or defence whether based in contract or tort, law or equity, by way of claim, counterclaim, set off or otherwise against the other or others which might affect any rights or obligations of any of them under this Agreement, the Security or otherwise. None of them shall claim or prove in the bankruptcy or insolvency of the other or others in competition with any Lender or the Agent or have any rights of subrogation with respect to any Lender or the Agent.

15.8 Time of the Essence. Time shall be of the essence of this Agreement.

15.9 Further Assurances. At the request of the Agent, the Borrower shall, and shall cause the Obligors to, do all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the Agent, be necessary or desirable in order to fully perform and carry out the purpose and intent of this Agreement.

15.10 Formal Date. This Agreement shall be referred to as being dated as of 15 March 1997.

15.11 Business Day. If the day on which any act or payment is required to be done or made is a day which is not a Business Day, then such act or payment shall, subject to the definition of Interest Payment Date, be duly performed or made if done on the next following Business Day, provided that such additional day or days shall be included for the purposes of computing interest, fees or other amounts payable under this Agreement.

15.12 Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

15.13 Term of Agreement. This Agreement, the Agency Agreement and the Fee Agreement shall remain in full force and effect until the final payment in full to the Agent and each Lender of all amounts payable hereunder.

15.14 Entire Agreement. This Agreement, the Agency Agreement, the Fee Agreement and the Security constitute the entire agreement between the parties hereto and cancel and supersede any prior agreements, undertakings, declarations or representations, written or verbal, in respect thereof.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, on this 19th day of March 1997.

ROGERS CANTEL INC.
By:	/s/ ALAN HORN Alan Horn Vice-President
By:	/s/ M. LORRAINE DALY M. Lorraine Daly Vice-President, Treasurer
1 Mount Pleasant Road Toronto, Ontario M4Y 2Y5
Attention:	Senior Vice-President, Finance and Planning and Chief Financial Officer
Telecopier:	(416) 935-7953

with a copy to:
Rogers Communications Inc. Suite 6400, Scotia Plaza 40 King Street West, Box 1007 Toronto, Ontario M5H 3Y2
Attention:	Vice-President, Treasurer
Telecopier:	(416) 864-2375
THE BANK OF NOVA SCOTIA, as Agent
By:	/s/ R.M. MIRET R.M. Miret Senior Relationship Manager
By:	/s/ J.G. HALL J.G. Hall Syndications Officer
International Banking Division 44 King Street West 14th Floor Toronto, Ontario M5H 1H1
Attention:	Loan Accounting
Telecopier:	(416) 866-5991
— and to —
Investment and Corporate Banking, Media & Communications 44 King Street West Toronto, Ontario M5H 1H1
Attention:	Vice-President
Telecopier:	(416) 866-2009

[Remaining signature pages and schedules omitted]

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TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS
ARTICLE 2 REPRESENTATIONS AND WARRANTIES
ARTICLE 3 THE CREDIT
ARTICLE 4 ADVANCES AND BANKERS' ACCEPTANCES
ARTICLE 5 ADDITIONAL DEBT
ARTICLE 6 PREDISBURSEMENT CONDITIONS
ARTICLE 7 COVENANTS
ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES
ARTICLE 9 THE AGENT AND THE LENDERS
ARTICLE 10 EXPENSES, TAXES AND INCREASED COSTS
ARTICLE 11 NOTICE
ARTICLE 12 GOVERNING LAW AND JUDGMENT CURRENCY
ARTICLE 13 ADDITIONAL LENDERS, SUCCESSORS AND ASSIGNS
ARTICLE 14 RESTRICTED SUBSIDIARIES
ARTICLE 15 MISCELLANEOUS